UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Titan International, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee paid previously with preliminary materials.
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

TITAN

Proxy Statement

AND NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

2 0
2 6

Notice of Annual Meeting of Stockholders Date: June 18, 2026 Time: 12:00 p.m., CDT Place: Virtual web conference Titan International, Inc. 1525 Kautz Road, Suite 600 West Chicago, Illinois 60185
TO TITAN STOCKHOLDERS
The Annual Meeting of Stockholders (the Annual Meeting) of Titan International, Inc., a Delaware corporation (Titan or the Company), will be conducted on Thursday, June 18, 2026, at 12:00 p.m. Central Daylight Savings Time, via the internet through a virtual web conference at www.virtualshareholdermeeting.com/TWI2026, to consider and act upon the following matters:

Election of Richard M. Cashin Jr., Max A. Guinn, Mark H. Rachesky, MD, Paul G. Reitz, Anthony L. Soave, Maurice M. Taylor Jr. and Laura K. Thompson as directors to serve for one-year terms and until their successors are elected and qualified;

Ratification of the selection of BDO USA P.C. by the Board of Directors as the independent registered public accounting firm to audit the Company's financial statements for the year ending December 31, 2026;

Approval, in a non-binding advisory vote, of the 2025 compensation paid to the Company's named executive officers; and

To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

This Notice of Annual Meeting of Stockholders, Proxy Statement and form of proxy are being made available electronically and mailed on or about April 29, 2026. Titan's Board of Directors has fixed the close of business on April 22, 2026, as the "record date". Only those stockholders whose names appear as holders of record of Titan common stock at the Company's close of business on April 22, 2026, are entitled to receive notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof. A copy of Titan's Annual Report, including its Form 10-K, for the year ended December 31, 2025, is being made available concurrently with the accompanying Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting.
Whether or not you plan to participate in the meeting, every stockholder's vote is important. Stockholders can help the Company avoid unnecessary costs and delay by voting your shares as soon as possible. Stockholders of record may vote over the internet or by telephone, following the instructions in the Notice of Internet Availability of Proxy Materials that you received in the mail and the Proxy Statement, or, if you requested to receive printed proxy materials by mail, by completing, signing, dating and promptly returning your proxy card in the return envelope, which requires no postage if mailed in the United States. If you vote by telephone or internet, you do not need to mail back a proxy card. Please review the instructions about each of your voting options described in this Proxy Statement, as well as in the Notice of Internet Availability

Titan International, Inc.	/	2026 Proxy Statement	i

of Proxy Materials you received in the mail. Please note that if your shares are held of record by a broker or other intermediary and you wish to vote at the Annual Meeting, you must obtain a legal proxy from that record holder. The presence, in person or by properly executed proxy, of the majority of common stock outstanding on the record date is necessary to constitute a quorum for the transaction of business at the Annual Meeting.
By Order of the Board of Directors,
/s/ David A. Martin
David A. Martin
SVP, Chief Transformation Officer and Company Secretary

Titan International, Inc.	/	2026 Proxy Statement	ii

	TABLE OF CONTENTS
	Notice of Annual Meeting of Stockholders	i
	General Matters	1
	Voting Procedures	2
	Business Highlights	6
	Proposal #1 - Election of Directors	8
	Proposal #2 - Ratification of Independent Registered Public Accounting Firm of BDO USA P.C.	14
	Proposal #3 - Approval, in a Non-Binding Advisory Vote, of the Compensation Paid to Named Executive Officers	15
	Other Business	16
	Audit and Other Fees	17
	Audit Committee Report	19
	Compensation of Directors	20
	Committees of the Board of Directors; Meetings	23
	Board Leadership Structure	25
	Director Nomination Process	27
	Compensation Discussion and Analysis	28
	Executive Officers	29
	Compensation of Named Executive Officers	30
	Compensation Committee Interlocks and Insider Participation	40
	Compensation Committee Report	41
	Corporate Governance	42
	Corporate Governance - Initiatives on ESG	44
	Security Ownership of Certain Beneficial Owners and Management	45
	Certain Relationships and Related Party Transactions	48
	Stockholder Proposals	49
	Householding Information	50
	Cost of Proxy Solicitation	51
	Appendix A - Adjusted EBITDA[1] Reconciliation	60
[1]	Adjusted Earnings before Interest, Taxes, Depreciation and Amortization, adjusted for impacts of unusual transactions and foreign exchange gains and losses ("Adjusted EBITDA").

Titan International, Inc.	/	2026 Proxy Statement	iii

Proxy Statement for Annual Meeting of Stockholders
Date:
June 18, 2026
Time:
12:00 p.m., CDT
Place:
Virtual web conference
Ways to Vote
By Mail:
If you are a stockholder of record you may vote by returning the enclosed proxy card
By Telephone:
Call toll-free 1-800-690-6903
By Internet:
www.proxyvote.com

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS TITAN INTERNATIONAL, INC.
GENERAL MATTERS
This Proxy Statement is being furnished to the stockholders of Titan International, Inc. (Titan or the Company) in connection with the solicitation of proxies by the Board of Directors of the Company (the Board of Directors) for use at the Annual Meeting of Stockholders (the Annual Meeting) to be held on June 18, 2026, at 12:00 p.m. Central Daylight Time via the internet through a virtual web conference at www.virtualshareholdermeeting.com/TWI2026, and at any adjournment or postponement of that meeting. The Company is commencing mailing of the Notice of Internet Availability of Proxy Materials, in lieu of a paper copy of this Proxy Statement, to its stockholders on or about April 29, 2026. In accordance with rules adopted by the Securities and Exchange Commission (the SEC), the Company may furnish proxy materials, including this Proxy Statement and its Annual Report, to its stockholders by providing access to such documents on the internet instead of mailing printed copies. The Company has elected to provide its stockholders access to the Company’s proxy materials over the internet; accordingly, most stockholders will not receive printed copies of these proxy materials unless they request them. Instead, the Notice of Internet Availability of Proxy Materials, which was previously mailed to the Company’s stockholders, will instruct you as to how you may access and review all of the proxy materials on the internet. The Notice of Internet Availability of Proxy Materials also instructs you as to how you may submit your proxy, including by telephone or over the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice of Internet Availability of Proxy Materials. Although the Company's Annual Report to Stockholders, including its Form 10-K, for the year ended December 31, 2025, has been made available to Titan stockholders in connection with the solicitation of proxies by the Board of Directors, it is not incorporated by reference into this Proxy Statement and shall not be deemed to be proxy soliciting material. In this Proxy Statement, unless the context requires otherwise, references to “we,” “our,” or “us” refer to Titan.
VOTING PROCEDURES
QUALIFICATIONS TO VOTE
Only holders of shares of common stock of the Company (Common Stock) at the close of business on April 22, 2026 (the Record Date) will be entitled to receive notice of, and vote at, the Annual Meeting or any adjournment or postponement thereof. Shares of Common Stock held on the Record Date include shares that are held directly in the name of a holder of

Titan International, Inc.	/	2026 Proxy Statement	1

Common Stock (the Common Stockholders) as the registered stockholder of record on the Record Date and those shares of which the Common Stockholder is the beneficial owner on the Record Date and which are held through a broker, bank, or other institution, as nominee, on the Common Stockholder’s behalf (sometimes referred to as being held in “street name”), that is considered the stockholder of record of those shares.
SHARES ENTITLED TO VOTE
On the Record Date, there were 64,371,960 shares of Common Stock outstanding, and there were no other outstanding classes of stock that will be entitled to vote at the Annual Meeting.
VOTES PER SHARE
Common Stockholders are entitled to one vote per share of Common Stock they held of record on the Record Date on each matter that may properly come before the Annual Meeting.
PROPOSALS REQUIRING VOTE; BOARD RECOMMENDATION
Common Stockholders are being asked to consider and vote upon the following matters:

Proposal		Board Recommendation	Page Reference

	Election of Richard M. Cashin Jr., Max A. Guinn, Mark H. Rachesky, MD, Paul G. Reitz, Anthony L. Soave, Maurice M. Taylor Jr., and Laura K. Thompson as directors to serve for one-year terms and until their successors are elected and qualified;	FOR	8
	Ratification of the selection of BDO USA P.C. by the Board of Directors as the independent registered public accounting firm to audit the Company's financial statements for the year ending December 31, 2026; and	FOR	14
	Approval, in a non-binding advisory vote, of the compensation paid to the Company's named executive officers;	FOR	15
And such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. The Board of Directors unanimously recommends that you vote FOR each of the nominees named in Proposal #1, and FOR each of Proposals #2 and #3.

TIME AND PLACE; ATTENDING THE ANNUAL MEETING
The Annual Meeting of Stockholders of Titan will be held on Wednesday, June 18, 2026, at 12:00 p.m. Central Daylight Savings Time, via the internet through a virtual web conference at www.virtualshareholdermeeting.com/TWI2026.

Titan International, Inc.	/	2026 Proxy Statement	2

VOTING BY STOCKHOLDERS OF RECORD; SUBMITTING YOUR PROXY
Common Stockholders are asked to vote their shares as promptly as possible. Common Stockholders of record on the Record Date are entitled to cast their votes in person at the Annual Meeting, by telephone or over the internet, as described in the instructions in the Notice of Internet Availability of Proxy Materials and these materials. If you requested to receive printed proxy materials by mail, you may also vote by completing, signing, dating and promptly returning your proxy card in the return envelope according to the instructions on the proxy card. If you submit your vote by telephone or internet, you do not need to mail back a proxy card.
All shares of Common Stock represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting that are not properly revoked will be voted at the Annual Meeting in accordance with the instructions indicated in the proxy. If no instructions are indicated, such proxies will be voted FOR each of the nominees named in Proposal #1, and FOR each of Proposals #2 and #3, and persons designated as proxies will vote with their best judgment on such other business as may properly come before the Annual Meeting. The Board of Directors does not know of any matters that will come before the Annual Meeting other than those described in the Notice of Annual Meeting attached to this Proxy Statement.
VOTING BY BENEFICIAL OWNERS OF COMMON STOCK
If your shares are held in “street name,” your broker or other institution serving as nominee will send you a request for directions for voting those shares. Many brokers, banks, and other institutions serving as nominees (but not all) participate in a program that offers internet voting options and may provide you with a Notice of Internet Availability of Proxy Materials. Follow the instructions on the Notice of Internet Availability of Proxy Materials to access our proxy materials online or to request a paper or email copy of our proxy materials. If you received these proxy materials in paper form, the materials included a voting instruction card so you can instruct your broker or other nominee how to vote your shares.
For a discussion of rules regarding the voting of shares held by beneficial owners when you do not give voting instructions to your broker, please see “Broker Non-Votes” below.
BROKER NON-VOTES
Under the rules of the New York Stock Exchange (NYSE), member brokers that hold shares in “street name” for their customers that are the beneficial owners of those shares only have the authority to vote on certain “routine” items in the event that they have not received instructions from beneficial owners. Under NYSE rules, when a proposal is not a “routine” matter and a member broker has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm may not vote the shares on that proposal because it does not have discretionary authority to vote those shares on that matter. A “broker non-vote” is submitted when a broker returns a proxy card and indicates that, with respect to particular matters, it is not voting a specified number of shares on those matters, as it has not received voting instructions with respect to those shares from the beneficial owner and does not have discretionary authority to vote those shares on such matters. The shares of Common Stock as to which “broker non-votes” are submitted are not entitled to vote at the Annual Meeting with respect to the matters to which the “broker non-votes” apply. However, such shares will be included for purposes of determining whether a quorum is present at the Annual Meeting.
QUORUM FOR ANNUAL MEETING
There must be a quorum for the Annual Meeting to be held. The presence, in person or represented by proxy, of Common Stockholders holding a majority of the Common Stock outstanding on the Record Date is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Shares subject to abstentions and for which some matters may have “broker non-votes” are counted as present in determining whether or not there is a quorum. If a quorum is not present at the time the Annual

Titan International, Inc.	/	2026 Proxy Statement	3

Meeting is convened, Common Stockholders representing a majority of the shares of Common Stock present, in person or represented by proxy, may adjourn the Annual Meeting.
VOTE REQUIRED TO APPROVE PROPOSALS
Proposal #1: Election of each of Mr. Cashin, Mr. Guinn, Dr. Rachesky, Mr. Reitz, Mr. Soave, Mr. Taylor and Ms. Thompson as directors requires the affirmative vote of Common Stockholders holding a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting.
Proposal #2: Ratification of the selection of the independent registered public accounting firm of BDO USA P.C. requires the affirmative vote of the Common Stockholders holding a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting.
Proposal #3: Approval, in a non-binding advisory vote, of named executive officer compensation requires the affirmative vote of the Common Stockholders holding a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting. Although the advisory vote on compensation paid to the Company's named executive officers is non-binding, the Board of Directors will review the result of the vote and will take it into account in making a determination concerning executive compensation in the future.
Abstentions are counted in the number of shares present in person or represented by proxy and entitled to vote for purposes of determining whether a proposal has been approved and, as a result, are equivalent to votes against Proposal #1, Proposal #2 and Proposal #3. Brokers that do not receive instructions with respect to Proposal #1 and Proposal #3 from their customers will not be entitled to vote on that proposal as each of such proposals is considered a “non-routine” matter; any such broker non-votes will not have any impact on the outcome of Proposal #1 and Proposal #3. However, because Proposal #2 is considered a “routine” matter, brokers have discretionary authority to vote on Proposal #2 in the absence of timely instructions from their customers. As a result, we do not expect there to be broker non-votes with respect to Proposal #2.
REVOKING A PROXY
Any proxy given pursuant to this solicitation may be revoked at any time before it is voted. Common Stockholders may revoke a proxy at any time prior to its exercise by filing with the Secretary of the Company a duly executed revocation (which must be received before the start of the Annual Meeting), submitting a new proxy bearing a later date by following the instructions provided in the Notice of Internet Availability of Proxy Materials or the proxy card (which must be received before the start of the Annual Meeting) or voting in person by written ballot at the Annual Meeting. Attendance at the Annual Meeting will not of itself constitute revocation of a proxy. Any written notice revoking a proxy should be sent to: David A. Martin, Senior Vice President, Chief Transformation Officer and Corporate Secretary of Titan International, Inc., 1525 Kautz Road, Suite 600, West Chicago, Illinois 60185. If you are a beneficial owner, you may revoke your proxy and change your vote at any time before the Annual Meeting by: (i) submitting new voting instructions to your broker or other intermediary (within the time frames designated by them to make such changes); or (ii) if you have obtained a legal proxy from your broker or other intermediary, by attending the Annual Meeting and voting in person by written ballot.

Titan International, Inc.	/	2026 Proxy Statement	4

COMPANY'S TRANSFER AGENT
Computershare Trust Company, N.A.

Mailing address:	Physical address:
P.O. Box 505000	462 South 4th Street, Suite 1600
Louisville, KY 40233	Louisville, KY 40202

Stockholder Information: (877) 237-6882
Agent website: www.computershare.com/investor

COMMON STOCK DATA
The Common Stock is listed and traded on the New York Stock Exchange under the symbol "TWI."
VOTE TABULATION
Broadridge Investor Communication Services will be responsible for determining whether or not a quorum is present and will tabulate votes cast by proxy or in person at the Annual Meeting.
VOTING RESULTS
Titan will announce preliminary voting results at the Annual Meeting and publish final results by filing a Current Report on Form 8-K with the SEC.
PLEASE VOTE
Every stockholder's vote is important. Whether or not you intend to be present at the Annual Meeting, please vote your shares as promptly as possible in accordance with the instructions in the Notice of Internet Availability of Proxy Materials and these materials. Common Stockholders of record on the record date are entitled to cast their votes in person at the Annual Meeting, by telephone or over the Internet, as described in the instructions in the Notice of Internet Availability of Proxy Materials and these materials. If you requested to receive printed proxy materials by mail, you may also vote by completing, signing, dating and promptly returning your proxy card in the return envelope provided to you, which requires no postage if mailed in the United States.
PROXY NOTICE
Important Notice Regarding the Availability of Proxy Materials for Annual Meeting of Stockholders to be held on June 18, 2026.
The Notice of Internet Availability of Proxy Materials, the Proxy Statement and the Company's Annual Report to Stockholders, including its Form 10-K, for the year ended December 31, 2025, are available at the Company's website, https://ir.titan-intl.com/financials/sec-filings/default.aspx, https://ir.titan-intl.com/financials/annual-and-proxy-reports/default.aspx, and www.proxyvote.com.

Titan International, Inc.	/	2026 Proxy Statement	5

BUSINESS HIGHLIGHTS
2025 PERFORMANCE
The past year was one that will be remembered for its macroeconomic and geopolitical volatility, and these forces had an impact on our end user demand. Despite being in a prolonged cyclical downturn, Titan performed substantially better than prior cycles from a margin and Adjusted EBITDA standpoint. This performance is a testament to actions taken by the Titan team, as well as the impact of the Specialty division, with its significant aftermarket presence, which helped to reduce the impact of softness within the OEM channel.
2025 was highlighted by the expansion of our Goodyear licensing agreement, which allowed us to extend our catalogue of products bearing the Goodyear brand. Titan previously manufactured only Ag tires under the Goodyear brand name, and this new agreement has given us the opportunity to bring customers premium Goodyear tires within the Consumer segment for equipment including riding mowers and ATVs.
Key items from our FY 2025 financial results were:

$1.8 Billion	13.9%
2025 Sales	2025 Gross Margin
8%	+ 480
Compound Annual Growth Rate ("CAGR")	Basis Points
Compared to the Year Ended December 31, 2020	Compared to the Year Ended December 31, 2020

$7.83 per share
Long-Term Performance Return on Stock Investment
10%
CAGR
Compared to the Year Ended December 31, 2020

Titan International, Inc.	/	2026 Proxy Statement	6

CORPORATE GOVERNANCE OVERVIEW
Our Board recognizes that Titan's success over the long-term requires a robust framework of corporate governance that services the best interests of all our shareholders and promotes robust risk oversight. Below are the highlights of our corporate governance framework.

•Board composition is critical to our success. Over the past six years, our Board has added important new skills and experience.	•Shareholders owning 20% or more of our outstanding shares may call a special meeting of shareholders.
•Our Bylaws provide for proxy access by shareholders.	•We have never had a shareholders rights plan.
•Our Chairman and CEO positions are separate.	•All of our directors are elected annually.
•All members of our Audit, Compensation, Nominating & Governance Committees are independent as defined by the New York Stock Exchange listing standards and applicable SEC rules.	•Titan (including its subsidiaries during the periods we have owned them) has made no political contributions in the last decade and has no intention of contributing any funds for political purposes.
•In uncontested elections, our directors must be elected by a majority of the votes cast.	•We have no supermajority voting requirement in our Certificate of Incorporation or Bylaws.
•Our shareholders have the right to act by written consent.
SHAREHOLDER ENGAGEMENT PROGRAM
We actively seek and highly value feedback from our stockholders. During 2025, we engaged with investors and shareholders on topics including our business strategy and financial performance and our governance, executive compensation and sustainability programs. Attendees included members of our senior management. We shared feedback received during these meetings with applicable Board committees, informing their decision-making.

Titan International, Inc.	/	2026 Proxy Statement	7

PROPOSAL ONE
ELECTION OF DIRECTORS
The Board of Directors recommends that stockholders vote FOR the election of each of Richard M. Cashin Jr., Max A. Guinn, Mark H. Rachesky, MD, Paul G. Reitz, Anthony L. Soave, Maurice M. Taylor Jr., and Laura K. Thompson as Directors to serve for one-year terms and until their successors are elected and qualified.

Vote
Your Board of Directors recommends that you vote "FOR" the election of each nominee.

7 Directors
Currently on the Board of Directors
Visit the Investor Relations section of the Company's website at https://ir.titan-intl.com/governance/board-of-directors/default.aspx to view a comprehensive summary of relevant skills possessed by Titan's Board of Directors.

The Board of Directors currently consists of seven directors with each of the directors elected annually to serve until the next annual meeting of stockholders, and until such director's successor is elected and qualified. The Board of Directors has determined that each of Richard M. Cashin Jr., Max A. Guinn, Mark H. Rachesky, MD, Anthony L. Soave and Laura K. Thompson meets the independence requirements for directors set forth in the NYSE listing standards.
The Nominating Committee of the Board of Directors (the Nominating Committee) recommended to the Board of Directors the nomination of, and the Board of Directors is nominating, each of Richard M. Cashin Jr., Max A. Guinn, Mark H. Rachesky, MD, Paul G. Reitz, Anthony L. Soave, Maurice M. Taylor Jr., and Laura K. Thompson at the Annual Meeting for election as a director to serve until the 2027 Annual Meeting of Stockholders and until a successor is elected and qualified. Each of the nominees is currently a director serving on the Board of Directors and has consented to serve as a director if elected.
In the unexpected event that any nominee for director becomes unable or declines to serve before the Annual Meeting, it is intended that shares represented by proxies that are properly submitted will be voted for such substitute nominee as may be appointed by the Company's existing Board of Directors, as recommended by the Nominating Committee. The following is a brief description of the business experience of each of the nominees.

Titan International, Inc.	/	2026 Proxy Statement	8

Proposal One
NOMINEES

Richard (Dick) Cashin has been President of OEP Capital Advisors LP (OEP), which currently manages $5 billion of investments and commitments on behalf of over 50 individual and institutional investors. OEP is an independent investment advisor, the former private equity investment arm of JP Morgan Chase (JPM), having completed a spin-out from JPM in January 2015. OEP and its predecessors have invested nearly $12 billion in over 80 investments.
During his fifteen-year tenure with JPM, Mr. Cashin was the Managing Partner of OEP. Prior to that, Mr. Cashin was Managing Partner of Cashin Capital Partners (April 2000-April 2001) and President of Citigroup Venture Capital, Ltd. (1980-2000, became President in 1994). Dick serves on the Board of Tenax Aerospace. He is a Trustee of the American University in Cairo, Boys Club of New York, Brooklyn Museum, Central Park Conservancy, Jazz at Lincoln Center, National Rowing Foundation, and Newport Festivals Foundation. He is active in inner-city educational initiatives, Harvard fundraising and has served as Co-Chairman of his Harvard class for over 40 years.
Mr. Cashin possesses particular knowledge and experience in finance, strategic planning, acquisitions and leadership of organizations, which enhances the Board of Directors' overall qualifications. Mr. Cashin's experience with large mergers and acquisitions especially contributes to Titan's overall long-range plan.
“No one knows more about finance than Mr. Cashin. Just look at all he’s accomplished throughout his career. He always has great ideas and the ability to execute them. He’s a rare gem for our business – truly irreplaceable.” – Maurice M. Taylor Jr.

Richard M. Cashin Jr. Age: 72 Director since: 1994

Titan International, Inc.	/	2026 Proxy Statement	9

Proposal One

Mr. Guinn served in various roles with Deere & Company for 38 years, from 1980 through his retirement in November 2018. Mr. Guinn served as President of the Worldwide Construction & Forestry Division of Deere & Company from October 2014 through his retirement and as Senior Vice President, Human Resources, Communications, Public Affairs, and Labor Relations from 2012 to 2014. Prior to 2012, he held positions of increasing responsibility in quality services, supply management, and manufacturing in the agricultural, construction and forestry businesses. From 2014 to 2018, Mr. Guinn also served as a Director of John Deere Capital Corporation, which provides and administers financing for retail purchases of new equipment manufactured by John Deere’s agriculture and turf and construction and forestry operations and used equipment taken in trade for this equipment. Mr. Guinn received a BS degree in Mechanical Engineering from the University of Missouri-Rolla (now Missouri University of Science & Technology) and an MBA from the University of Dubuque.
Mr. Guinn's global manufacturing background and experience bring unique insights into the Company's global operations.
“Mr. Guinn’s entire career at Deere was in the manufacturing of equipment. Titan is manufacturing products that Mr. Guinn knows as well as anyone else. Period. No one understands the manufacturing process like him and Titan greatly benefits from his expertise.” – Maurice M. Taylor Jr.

Max A. Guinn Age: 67 Director since: 2019

Dr. Rachesky is the Founder and Chief Investment Officer of MHR Fund Management LLC, a New York-based investment firm founded in 1996 that takes a private equity approach to investing. MHR manages approximately $5 billion of capital and has holdings in public and private companies in a variety of industries. Dr. Rachesky is non-Executive Chairman of the Board of Directors of Lions Studios Corporation and Telesat Corporation. He also serves as a director for Starz Entertainment Corporation and has previously served as Director of Emisphere Technologies Inc. and Navistar International Corporation. Dr. Rachesky holds an MBA from the Stanford University School of Business, an MD from the Stanford University Graduate School of Medicine and a BA in Molecular Aspects of Cancer from the University of Pennsylvania.
Dr. Rachesky has demonstrated leadership skills as well as extensive financial expertise and broad-based business knowledge and relationships. In addition, Dr. Rachesky has significant expertise and perspective as a member of the board of directors of private and public companies engaged in a wide range of businesses.
“Dr. Rachesky is one real smart guy and knows when to move on financial matters. There is not a better combination than Mark and Dick Cashin together. They are both incredibly smart and competitive.” – Maurice M. Taylor Jr.

Mark H. Rachesky, MD Age: 67 Director since: 2014

Titan International, Inc.	/	2026 Proxy Statement	10

Proposal One

Mr. Reitz joined the Company in 2010 as Chief Financial Officer, became President in February 2014, and was named Chief Executive Officer (CEO) effective in January 2017. Prior to joining Titan, he was the Chief Accounting Officer for Carmike Cinemas based in Columbus, Georgia. He has also held leadership positions with McLeodUSA Publishing, Yellow Book USA Inc., and Deloitte and Touche LLP. He has a Master's of Business Administration Degree from the University of Iowa and a Bachelor of Business Administration Degree from Northwood University. He is on the Board of Directors of TrueBlue, Inc. (Nasdaq: TBI) and serves on the Compensation and Governance Committees.
Mr. Reitz has held leadership roles on both the financial and operational sides of Titan. This experience has provided Mr. Reitz with an extensive knowledge of the opportunities available to and challenges involved in Titan's business.
“I hired Mr. Reitz in 2010 as Titan’s CFO and he did a great job handling our international growth with a unique outlook when it comes to acquisitions and their financial nature. We wouldn’t be where we are today without his work and leadership.” – Maurice M. Taylor Jr.

Paul G. Reitz Age: 53 Director since: 2017

Mr. Soave is President, Chief Executive Officer and founder of Soave Enterprises LLC, a privately held, Detroit- headquartered company comprised of numerous holdings in the real estate development, environmental and industrial services, agriculture, and automotive retailing industries, among others. Mr. Soave has held this position since 1998. From 1974 to 1998, he served as President and Chief Executive Officer of Detroit-based City Management Corporation, which he founded. From 1997 to 2021, Mr. Soave served as Chairman and CEO of Ferrous Processing and Trading Company, a metals recycling company.
Mr. Soave possesses particular knowledge and experience in sales, distribution, and leadership in diversified businesses that enhances the Board of Directors' overall qualifications. Mr. Soave's experiences in building businesses from the ground up contribute to the dynamic of Titan's entrepreneurial spirit. Mr. Soave's operational and distribution background further assist with the Company's direction.
“Titan International is very fortunate to have had Mr. Soave since the beginning – over 30 years! No one has more of a gut business feel than Mr. Soave. All anyone has to do is look at the businesses he started or bought into in the beginning that made him a billionaire. He is just plain smart.” – Maurice M. Taylor Jr.

Anthony L. Soave Age: 86 Director since: 1994

Titan International, Inc.	/	2026 Proxy Statement	11

Proposal One

Mr. Taylor is Chairman of the Company's Board of Directors. Mr. Taylor retired as Chief Executive Officer of the Company in December 2016, a position that he had held since 1990. Mr. Taylor has served as a director of Titan International, Inc. since 1990, when Titan was acquired in a leveraged buyout by Mr. Taylor and other investors. Mr. Taylor, who owned 53% of Titan at the time, took the Company public in 1992 on NASDAQ and, in 1993, moved Titan to the NYSE. Mr. Taylor has been in the manufacturing business for more than 50 years and has a bachelor's degree in engineering. He is also a journeyman tool and die maker as well as a certified welder. Mr. Taylor's work experiences provide in-depth knowledge and experience in sales, manufacturing, engineering, and innovation that enhances the Board of Directors' overall qualifications.
Mr. Taylor's extensive background with the Company has given him a breadth of insight into Titan's markets and the requirements of end users. Mr. Taylor's knowledge and management style that constantly re-evaluates short-term goals helps Titan to adapt quickly to changing conditions. Mr. Taylor picked up the nickname of "The Grizz" so the mascot of Titan International is a version of a friendly Grizz bear. In 1996, Mr. Taylor ran as a Republican candidate for President of the United States, campaigning to bring sound fiscal management and business know-how to Washington.
“Mr. Taylor possesses a special skill to see a path when others see only obstacles and no way forward. That skill combined with his ability to create strong connections with people has made him an exceptional visionary leader for decades. His entrepreneurial mindset and passion has driven Titan to become a leader in our industry, and his continuing contributions to Titan are valuable to me and my team.” – Paul G. Reitz

Maurice M. Taylor Jr. Age: 81 Director since: 1990

Titan International, Inc.	/	2026 Proxy Statement	12

Proposal One

Ms. Thompson is a global business executive with deep financial and business expertise established over a 35-year career with The Goodyear Tire & Rubber Company. Ms. Thompson served as Executive Vice President of Goodyear until her retirement in March 2019, and from 2013 to 2018 she served as Executive Vice President and Chief Financial Officer. She also served in various finance and business roles including Vice President Finance North America, Vice President Business Development and Director Investor Relations. Ms. Thompson is also a Director at Parker Hannifin Corporation and WESCO International Inc. She is also active in her community and church including being an Advancement Council member of the Business College at The University of Akron and Resource Ministry Elder at Zion Lutheran Church.
Ms. Thompson is a trusted business advisor with a proven track record of developing growth strategies and delivering results in dynamic and complex business environments. Ms.Thompson’s knowledge and experience in business transformations and turnarounds, mergers, acquisitions and divestitures, as well as, demonstrated success in developing talent, building teams and championing diversity and inclusion, will further assist Titan in achieving its strategic goals.
“Ms. Thompson was the lead person for Goodyear Tire on our acquisition of Goodyear Farm Tire business for North America. In 2005 the entire Titan team was impressed with Ms. Thompson’s knowledge, of not only the financial part of Goodyear, but the pluses and minuses in manufacturing. She is one smart lady.” – Maurice M. Taylor Jr.

Laura K. Thompson Age: 61 Director since: 2021

Titan International, Inc.	/	2026 Proxy Statement	13

PROPOSAL TWO RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF BDO USA P.C.
The Board of Directors recommends that stockholders vote FOR the ratification of the selection of the independent registered public accounting firm, BDO USA P.C., to audit the consolidated financial statements of the Company and its subsidiaries for the year ending December 31, 2026.
BDO USA P.C. has served the Company as the independent registered public accounting firm during the year ended December 31, 2025 and has been selected by the Audit Committee to serve as the independent registered public accounting firm for the year ending December 31, 2026. BDO USA P.C. has served the Company in this capacity since 2024. If stockholders fail to ratify the selection of BDO USA P.C., the Audit Committee will consider this fact when selecting an independent registered public accounting firm for the 2027 audit year.
A representative from BDO USA P.C. is expected to be present at the Annual Meeting and will have an opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions of stockholders in attendance.
BDO USA P.C. The Board of Directors recommends that the stockholders vote FOR the ratification of BDO USA P.C. as the independent registered public accounting firm for the year ended December 31, 2026

Titan International, Inc.	/	2026 Proxy Statement	14

PROPOSAL THREE APPROVAL, IN A NON-BINDING ADVISORY VOTE, OF THE COMPENSATION PAID TO THE NAMED EXECUTIVE OFFICERS
As required by Section 14A of the Securities Exchange Act of 1934, as amended (the Exchange Act) the Company is providing stockholders with the opportunity to vote, on a non-binding advisory basis, on a resolution approving the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the rules of the SEC, including in the “Compensation Discussion and Analysis” section and the compensation tables and narrative discussion contained in the “Compensation of Named Executive Officers” section of this Proxy Statement.
As described in the "Compensation Discussion and Analysis" section, the objectives of the Company's compensation program are to attract and retain individuals with the necessary skills that are vital to the long-term success of Titan. The compensation program is designed to be fair and just to both the Company and the individual. The overall goal of the Company's compensation policy is to maximize stockholder value by attracting, retaining and motivating the executive officers that are critical to the long-term success of the Company. Stockholders are encouraged to review the “Compensation Discussion and Analysis” and “Compensation of Named Executive Officers” sections of this Proxy Statement for additional information regarding the Company's executive compensation.
The Board of Directors is requesting the support of Titan's stockholders for the named executive officer compensation as disclosed including in the “Compensation Discussion and Analysis” and “Compensation of Named Executive Officers” sections of this Proxy Statement. This proposal gives the Company's stockholders the opportunity to express their views on the named executive officers' compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the overall compensation objectives and philosophy described in this Proxy Statement.
The Board of Directors recommends that stockholders vote FOR the approval, in a non-binding advisory vote, of the compensation paid to the named executive officers and the following resolution:
“RESOLVED, that the compensation of the Company's Named Executive Officers as described in the Company's definitive Proxy Statement for the Company's 2026 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the sections entitled 'Compensation Discussion and Analysis' and 'Compensation of Named Executive Officers,' is hereby APPROVED.”
Executive Compensation This proposal gives the Company's stockholders the opportunity to express their views on the named executive officers' compensation.

Titan International, Inc.	/	2026 Proxy Statement	15

/	Proposal Three
The vote on the compensation of our named executive officers, commonly referred to as "say-on-pay," is advisory and not binding on the Company, the Board of Directors, or the Compensation Committee of the Board of Directors (the Compensation Committee). The final decision on the compensation and benefits of our named executive officers and on whether, and, if so, how, to address any stockholder approval or disapproval of named executive officer compensation remains with the Board of Directors and the Compensation Committee. However, the Board of Directors and the Compensation Committee value the opinions of the Company’s stockholders as expressed through their votes and other communications, and expect to consider the outcome of this vote, together with other relevant factors, when making future compensation decisions for the named executive officers.

OTHER BUSINESS
The Board of Directors does not intend to present at the Annual Meeting any business other than the items stated in the “Notice of Annual Meeting of Stockholders” and does not know of any matters to be brought before the Annual Meeting other than those referred to above. If, however, any other matters properly come before the Annual Meeting requiring a stockholder vote, the persons designated as proxies will vote on each such matter in accordance with their best judgment.

Titan International, Inc.	/	2026 Proxy Statement	16

AUDIT AND OTHER FEES
The Audit Committee of the Board of Directors engaged the independent registered public accounting firm of BDO USA P.C. as independent accountants to audit the Company's consolidated financial statements for the fiscal year ended December 31, 2025 and December 31, 2024, respectively. Fees paid to the independent registered public accounting firm of BDO USA P.C. included the following:

	2025	2024
Audit Fees	$2,490,586	$2,560,348
Audit-Related Fees	13,531	11,500
Tax Fees	31,231	20,300
All Other Fees	—	27,000
Total	$2,535,348	$2,619,148
AUDIT FEES
For the year ended December 31, 2025 and December 31, 2024, BDO USA P.C. billed the Company $2,490,586 and $2,560,348, respectively, for professional services rendered for the audit of the Company's annual consolidated financial statements included in the Company's Form 10-K, fees related to the audit of internal controls required by the Sarbanes-Oxley Act of 2002, reviews of the quarterly financial statements included in the Company's Form 10-Q reports, statutory audits of foreign subsidiaries and related administrative fees and out-of-pocket expenses incurred by BDO USA P.C.
AUDIT-RELATED FEES
For the year ended December 31, 2025 and December 31, 2024, BDO USA P.C. billed $13,531 and $11,500, respectively, for professional services rendered associated with a sustainability report for a foreign subsidiary that are not reflected under "Audit Fees".
TAX FEES
For the year ended December 31, 2025, BDO USA P.C. billed $31,231 for preparation and review of a foreign income tax return and transfer pricing for calendar year 2024.

For the year ended December 31, 2024, BDO USA P.C. billed $20,300 for foreign tax consulting and planning, transfer pricing and preparation of tax returns for calendar year 2023 that were prepared and filed in 2024 after BDO USA P.C was engaged by the Company.
ALL OTHER BDO FEES
For the year ended December 31, 2025, BDO USA P.C. did not provide to the Company any other services.

Titan International, Inc.	/	2026 Proxy Statement	17

/	Proposal Three
For the year ended December 31, 2024, BDO USA P.C. billed $27,000 for advisory services related to ESG matters for a foreign subsidiary.
AUDIT COMMITTEE PRE-APPROVAL
All of the services provided by BDO USA P.C. for each of 2025 and 2024 were pre-approved by the Audit Committee as required by and described in the Audit Committee's Charter.
CHANGE IN ACCOUNTANTS DURING 2024
On March 14, 2024, the Company notified Grant Thornton LLP that it was dismissing it as its independent registered public accounting firm. This decision was approved by the Company’s Audit Committee and the Company’s Board of Directors. Grant Thornton LLP’s report on the Company’s financial statements for each of the two years ended December 31, 2023 and December 31, 2022 did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the years ended December 31, 2023 and 2022 and through the date of Grant Thornton LLP’s dismissal, there were not any: (i) disagreements (as defined in Item 304 of Regulation S-K) with Grant Thornton LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Grant Thornton LLP, would have caused it to make reference to the subject matter of the disagreement in connection with its report on the Company’s financial statements; or (ii) reportable events (as defined in Item 304 of Regulation S-K).
The Company provided Grant Thornton LLP with a copy of its Current Report on Form 8-K (8-K) filed on March 19, 2024 with the SEC to report Grant Thornton LLP’s dismissal prior to its filing with the SEC and requested that Grant Thornton LLP furnish the Company with a letter addressed to the SEC stating whether it agreed with the above statements and, if it did not agree, the respects in which it did not agree. A copy of Grant Thornton’s letter dated March 19, 2024 expressing its agreement with the Company’s statements in the 8-K is filed as Exhibit 16.1 to the 8-K.
On March 19, 2024, the Company engaged BDO USA, P.C. as its new independent registered accounting firm, as approved by the Company’s Audit Committee and ratified by the Board of Directors. During the fiscal years ended December 31, 2023 and December 31, 2022, and during the interim period through March 19, 2024, neither the Company nor anyone acting on its behalf consulted with BDO USA, P.C. regarding any matters that would require disclosure under Item 304(a)(2)(i) or (ii) of Regulation S-K.

Titan International, Inc.	/	2026 Proxy Statement	18

AUDIT COMMITTEE REPORT
In connection with the filing and preparation of the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, the Audit Committee reviewed and discussed the audited financial statements with the Company’s management and its independent auditors, including meetings where the Company’s management was not present.
The Audit Committee selected BDO USA P.C. (BDO) to serve as the independent registered public accounting firm for the Company for fiscal year 2025 with stockholders' approval. The Audit Committee has discussed the issue of independence with BDO and is satisfied that they have met the independence requirement including receipt of the written disclosures and the letter from BDO as required by PCAOB Rule 3526 (Public Company Accounting Oversight Board Rule 3526, Communications with Audit Committees Concerning Independence). The Audit Committee has discussed with BDO the applicable requirements of the PCAOB and SEC.
The Audit Committee periodically met independently with BDO to discuss the accounting principles applied by management and to discuss the quality of the Company's internal audit function. BDO reported to the Audit Committee that there were no unresolved matters with management to report. The Audit Committee has established procedures for the receipt, retention and treatment of complaints relating to the Company. The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in those fields, but make every effort to test the veracity of facts and accounting principles applied by management.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2025 (the Annual Report). The Company filed its Annual Report on Form 10-K with the SEC on February 26, 2026.
Members of the Audit Committee:
•Richard M. Cashin, Jr., Chairman
•Max A. Guinn
•Laura K. Thompson

Titan International, Inc.	/	2026 Proxy Statement	19

COMPENSATION OF DIRECTORS
The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified directors to serve on the Board of Directors. In setting director compensation, the Company considers the amount of time and skill level required by the directors in fulfilling their duties to the Company. Although not engaged during 2025, the Compensation Committee has periodically engaged Pay Governance in prior years, as its outside compensation consultant, to analyze its non-employee director compensation practices. Based on Pay Governance’s previous analysis, the Compensation Committee adopted the recommendation to allow each non-employee director to elect to receive such director’s annual director fee in restricted stock units instead of cash.
Each non-employee director of the Company receives an annual director fee of $90,000 in cash. Each non-employee director of the Company may elect to receive all or a portion of the annual director fee in restricted stock units, granted pursuant to a restricted stock unit award, under the Company's applicable equity plan, in lieu of cash. To the extent a non-employee director made such an election for 2025, the received restricted stock units are scheduled to vest on June 16, 2026, the one-year anniversary of the grant date (June 16, 2025), provided that the non-employee director remains in continuous service through such vesting date or until his or her earlier death, disability, retirement or not standing for re-election. The number of restricted stock units received under each such grant was calculated based on the closing price of the Common Stock on June 16, 2025 of $9.10 per share.
In addition to the annual director fee, the Company approved a 2025 grant of restricted stock units under the Titan International Inc. Equity and Incentive Compensation Plan (the Incentive Plan) to each non-employee director equivalent to approximately $90,000 in value, calculated based on the closing price of the Common Stock on June 16, 2025 of $9.10 per share. These additional restricted stock units are scheduled to vest on June 16, 2026, the one-year anniversary of the grant date (June 16, 2025), provided that the non-employee director remains in continuous service through such vesting date or until his or her earlier death, disability, retirement or not standing for re-election.
The Chairman of the Board receives an additional $90,000 fee, payable in cash or, at the Chairman of the Board’s election, in restricted stock units. The Audit Committee Chairman receives an additional $22,500 annual cash payment while each Chairman of the Compensation Committee, the Corporate Governance Committee of the Board of Directors (the Corporate Governance Committee), and the Nominating Committee receives an additional $15,000 annual cash payment for such person's service in those positions. The “audit committee financial expert” serving on the Audit Committee receives an additional $7,500 annual cash payment for this role. Titan also reimburses directors for out-of-pocket expenses related to their attendance at such meetings.

Annual Director Fee	Annual Grant of Restricted Stock Units	Chairman of the Board Fee	Audit Committee Chairman Fee	Other Committee Chairman Fee	Audit Committee Financial Expert Fee
$90,000	$90,000	$90,000	$22,500	$15,000	$7,500

Except as summarized above, the Company does not have any consulting contracts or other compensatory arrangements with any of its directors. At December 31, 2025, the directors beneficially owned, in the aggregate, approximately 23% of the outstanding shares of Titan's Common Stock.

Titan International, Inc.	/	2026 Proxy Statement	20

Compensation of Directors
DIRECTOR COMPENSATION TABLE
The table below summarizes the compensation earned by each member of the Board of Directors (other than Paul G. Reitz, Titan's President and Chief Executive Officer) for service on the Board of Directors for 2025. For a summary of the compensation earned by Mr. Reitz, see "Compensation of Named Executive Officers" below.

Name of Director	Fees Earned or Paid in Cash ($)	Stock Awards ($)(a)	All Other Compensation ($)		Total ($)
Richard M. Cashin Jr.	37,500	180,000	29,734	(b)	247,234
Max A. Guinn	30,000	180,000	—		210,000
Kim A. Marvin (c)	—	—	—		—
Mark H. Rachesky, MD	90,000	90,000	—		180,000
Anthony L. Soave	—	180,000	—		180,000
Maurice M. Taylor Jr.	90,000	180,000	—		270,000
Laura K. Thompson	97,500	90,000	—		187,500

(a)The amounts included in the “Stock Awards” column reflect the aggregate grant date fair value of (i) 9,890 restricted stock units granted to each non-employee director in June 2025 for his or her annual restricted stock units award and (ii) an additional 9,890 restricted stock units granted to each of Messrs. Cashin, Guinn, Soave and Taylor upon his respective elections to receive the annual $90,000 board retainer fee in restricted stock units in lieu of cash. In each case, the value is computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (FASB ASC) Topic 718 Compensation - Stock Compensation. The restricted stock units for each non-employee director on the Company's Board of Directors were granted on June 16, 2025 and are scheduled to vest on June 16, 2026, the one-year anniversary of the grant date, or, if earlier, upon the non-employee director’s death, disability, retirement or not standing for re-election. As previously disclosed, each such member of the Company's Board of Directors may elect to receive all or a portion of his or her annual $90,000 board retainer fee in restricted stock units in lieu of cash.
(b)This amount consists of the aggregate incremental cost for personal use of Company aircraft. The method used to calculate this cost is set forth in a footnote to the Summary Compensation Table in the Compensation of Named Executive Officers section.
(c)Kim A. Marvin was appointed to the Company's board of directors on February 29, 2024 upon the closing of the Carlstar acquisition in accordance with the terms of the Stockholders Agreement as of that date entered into among the Company and various entities affiliated with American Industrial Partners that received shares of the Company’s Common Stock as part of the consideration for the Carlstar acquisition. Mr. Marvin waived his right to receive all compensation in connection with his service on the Board. On February 9, 2026, Mr. Marvin resigned from the Board of Directors and all committees of the Board.

DIRECTORS OUTSTANDING STOCK OPTIONS AND RESTRICTED STOCK UNIT AWARDS
The following table shows the outstanding stock options and unvested restricted stock units as of December 31, 2025 for each member of the Board of Directors (other than Mr. Reitz, Titan's President and Chief Executive Officer):

Name of Director	Number of Stock Options	Number of Restricted Stock Units
Richard M. Cashin Jr.	60,000	19,780
Max A. Guinn	—	19,780
Kim A. Marvin (a)	—	—
Mark H. Rachesky, MD	40,000	9,890
Anthony L. Soave	60,000	19,780
Maurice M. Taylor Jr.	49,200	19,780
Laura K. Thompson	—	9,890
(a)Kim A. Marvin was appointed to the Company's board of directors on February 29, 2024 upon the closing of the Carlstar acquisition. Mr. Marvin waived his right to receive all compensation in connection with his service on the Board. On February 9, 2026, Mr. Marvin resigned from the Board of Directors and all committees of the Board.

Titan International, Inc.	/	2026 Proxy Statement	21

Compensation of Directors
DIRECTOR STOCK OWNERSHIP GUIDELINES
The Board of Directors believes that each director should develop a meaningful stock ownership position in the Company. Therefore, the Board of Directors adopted stock ownership guidelines for non-employee directors of the Company. Pursuant to these guidelines, each non-employee director is expected to achieve stock ownership of at least five times their annual cash retainer within five years of the later to occur of the adoption of the guidelines or first becoming a non-employee director. As of December 31, 2025, all of the non-employee directors were in compliance with the stock ownership guidelines.

Titan International, Inc.	/	2026 Proxy Statement	22

COMMITTEES OF THE
BOARD OF DIRECTORS
MEETINGS
The following table provides (i) the membership of each committee of the Board of Directors as of the date of the filing of this proxy statement and (ii) the number of meetings held by each committee during 2025:

Name of Director	Board of Directors	Audit Committee	Compensation Committee	Nominating Committee	Corporate Governance Committee

Richard M. Cashin Jr.
Max A. Guinn
Kim A. Marvin (a)
Mark H. Rachesky, MD
Paul G. Reitz
Anthony L. Soave
Maurice M. Taylor Jr.
Laura K. Thompson
Number of 2025 Meetings	2	5	2	1	1

Member of the Board of Directors or applicable Committee
Chairman of the Board of Directors or applicable Committee
(a)	On February 9, 2026, Mr. Marvin tendered his resignation from the Board of Directors and all committees of the Board.
BOARD OF DIRECTORS
The Board of Directors approves nominees for election as directors. Each current director who served on the Board of Directors during 2025 attended 75% or more of (i) the aggregate number of meetings of the Board of Directors during the period in which such individual was a director and (ii) the aggregate number of meetings of committees on which such director served during 2025. The Board of Directors and committee meetings are presided over by the applicable Chairman. If the Chairman is unavailable, the directors present appoint a temporary Chairman to preside at the meeting.

Titan International, Inc.	/	2026 Proxy Statement	23

Committees of the Board of Directors
AUDIT COMMITTEE
The Audit Committee was composed of three independent non-employee directors during 2025. The Board of Directors has determined that each of the members of the Audit Committee satisfies the requirements of the NYSE with respect to independence, accounting or financial-related expertise, and financial literacy. Ms.Thompson qualifies as an "audit committee financial expert" as defined in the SEC rules under the Sarbanes-Oxley Act of 2002.
The Audit Committee retains the independent registered public accounting firm to perform audit and non-audit services, reviews the scope and results of such services, consults with the internal audit staff, reviews with management and the independent registered public accounting firm any recommendations of the auditors regarding changes and improvements in the Company's accounting procedures and controls and management's response thereto, and reports to the Board of Directors. The Audit Committee meets quarterly with members of management, internal audit, and the independent registered public accounting firm, individually and together, to review and approve the financial press releases and periodic reports on Form 10-Q and Form 10-K prior to their filing and release. The Audit Committee operates under a written charter, and is available on the Company's website: https://ir.titan-intl.com/governance/committee-composition/audit-committee/default.aspx.
COMPENSATION COMMITTEE
The Compensation Committee provides oversight of all of Titan's executive compensation and benefit programs. The Compensation Committee reviews and approves and makes recommendations accordingly to the Board of Directors regarding, the salaries and all other forms of compensation of the Company's executive officers, including reviewing and approving corporate goals and objectives with respect to executive officer compensation. The Compensation Committee is responsible for the adoption of, the administration of, and making awards under, the Company’s equity compensation plans, to the extent provided for by any such plan. The Compensation Committee is also primarily responsible for reviewing the non-employee director compensation program and recommending any changes to the program to the Board of Directors. Subject to applicable law, the Compensation Committee may establish subcommittees or delegate specific responsibilities to the Compensation Committee Chair or any other committee member(s), or member of management, as applicable.
NOMINATING COMMITTEE
The Nominating Committee recommended to the Board of Directors that each of Richard M. Cashin Jr., Max A. Guinn, Mark H. Rachesky, MD, Paul G. Reitz, Anthony L. Soave, Maurice M. Taylor Jr., and Laura K. Thompson stand for re-election as directors based on approved criteria. See Proposal #1 for further information regarding these director nominees.
Pursuant to its charter, the Nominating Committee is responsible for the following: (i) identification of individuals qualified to become Directors of the Company; (ii) seeking to address vacancies on the Board of Directors by actively considering candidates that bring a diversity of background and opinion; (iii) considering director candidates on merit and considering the benefits of all aspects of diversity when recommending such candidates to serve as new directors; (iv) developing a process for evaluation of the Board of Directors and its committees; and (v) reviewing the Board of Directors' committee structure and composition to make recommendations to the Board of Directors regarding the appointment of directors to serve as members of each committee and as committee chairpersons.

Titan International, Inc.	/	2026 Proxy Statement	24

Committees of the Board of Directors
CORPORATE GOVERNANCE COMMITTEE
Pursuant to its charter, the Corporate Governance Committee is responsible for the following: (i) development and recommendation of a set of corporate governance guidelines; (ii) oversight of the Company's corporate governance practices and procedures; (iii) evaluation of the Corporate Governance Committee and its success in meeting the requirements of its charter; (iv) development and oversight of a Company orientation program for new directors and continuing education program for current directors; (v) review and discussion with management of disclosure of the Company's corporate governance practices; and (vi) monitoring compliance with the Company's Code of Business Conduct.
BOARD LEADERSHIP STRUCTURE
The Company's Board of Directors is currently comprised of six non-employee directors and Mr. Reitz, Titan's President and CEO, who was appointed to the Board of Directors in December 2017. Mr. Taylor, the Chairman of the Board, served as Chief Executive Officer until his retirement in 2016. Mr. Taylor has served as Chairman of the Board since 2005, and has been a member of the Board of Directors since 1993, when Titan first became a public company. The Company believes that the composition of the Board of Directors, including the independent, experienced directors, benefits Titan and its stockholders.
While the Board of Directors does not have a formal policy requiring the separation of the positions of Chairman of the Board and Chief Executive Officer, the roles of the Chairman of the Board and the Chief Executive Officer are currently separated. The Company believes that this structure is the optimal governance model for the Company at this time as the Chairman of the Board, Mr. Taylor, is able to focus on Board matters with the insight and experience gained from years of being the Company's Chief Executive Officer, allowing the current President and Chief Executive Officer, Mr. Reitz, to focus on the Company's operations. The Board of Directors believes Titan is well-served by the current leadership structure.
RISK OVERSIGHT
The Board of Directors is responsible for overseeing Titan's Enterprise Risk Management (ERM) process. The Board of Directors focuses on Titan's ERM strategy and the most significant risks facing Titan from strategic, financial, operational and legal perspectives considering impact, likelihood and velocity. The Board of Directors evaluates whether appropriate risk mitigation strategies are implemented by management and are effective. The Board of Directors is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters. The Board of Directors works with the Audit Committee in its oversight of Titan's ERM process. The Audit Committee Chairman reviews with management (i) policies with respect to risk assessment and management of risks that may be material to the Company, (ii) Titan's system of disclosure controls and system of internal controls over financial reporting, and (iii) Titan's compliance with legal and regulatory requirements. The Company's other Board committees also consider and address risk as they perform their respective committee responsibilities, including evaluation of risks relating to the Company's compensation programs and corporate governance standards. Each of the committees reports to the full Board of Directors as appropriate, including when a matter rises to the level of a material risk.
Titan's management is responsible for day-to-day risk management. The Company's internal audit team reports functionally to the Audit Committee and administratively to the Chief Financial Officer and serves as the primary monitoring and testing function for company-wide policies and procedures. The Chief Financial Officer and the internal audit team manage the day-to-day oversight of the ERM strategy for ongoing business described above.
The Board of Directors believes the risk management responsibilities detailed above are an effective approach for addressing the risks facing the Company at this time.

Titan International, Inc.	/	2026 Proxy Statement	25

Committees of the Board of Directors
RISKS RELATING TO EMPLOYEE COMPENSATION POLICIES AND PRACTICES
The Board of Directors does not believe that the Company's compensation policies and practices are reasonably likely to have a material adverse effect on the Company at this time or that any portion of its compensation policies and practices encourage excessive risk taking. In examining risks relating to employee compensation policies and practices, the Company considered the following factors:
•The Company is an industrial manufacturer; in the Company's opinion, this business does not lend itself to or incentivize significant risk-taking by Company employees.
•A portion of the compensation for our named executive officers consists of a fixed base salary established by their respective employment agreements, which creates little, if any, risk to the Company.
•Bonuses are determined by the Compensation Committee based upon a variety of measures, including business objectives and performance metrics. In making determinations with respect to such bonuses, the Compensation Committee considers the Company’s strategic objectives and near-term and long-term interests, as well as those of the Company’s stockholders. In that regard, the Compensation Committee believes that the Company’s compensation program for its executives has an appropriate balance of risk and reward in relation to the Company’s business plan, and does not encourage excessive or unnecessary risk-taking behavior.
•The compensation practices for the Company's non-bargaining unit employees and management have been established over several decades; in the Company's opinion, based on its experience, these practices have not promoted significant risk-taking.
•The Company does not have a history of changes in compensation that would have a material adverse effect on the Company related to risk management practices and risk-taking incentives.

Titan International, Inc.	/	2026 Proxy Statement	26

DIRECTOR NOMINATION PROCESS
The Nominating Committee and other members of the Board of Directors identify candidates for consideration by the Nominating Committee for election to the Board of Directors. An executive search firm may also be utilized from time to time to identify qualified director candidates for consideration, but such a firm was not engaged by the Nominating Committee during 2025.
The Nominating Committee evaluates candidates from any reasonable source, including stockholder recommendations and recommendations from current directors and executive officers, based on the qualifications for a director described in the Nominating committee charter. These considerations include, among other things, merit, expected contributions to the Board of Directors, whether the candidate meets the independence standards of the SEC and the NYSE, and a diversity of background and opinion, which the Board of Directors broadly considers to mean a variety of opinions, perspectives, personal and professional experiences and backgrounds. The Nominating Committee then presents qualified candidates to the full Board of Directors for consideration and selection. In connection with the next search by the board for a new director, the Company is committed to incorporating procedures by which women and diverse racial and ethnic backgrounds are identified for consideration.
The Nominating Committee will consider nominees for election to the Board of Directors that are recommended by stockholders, applying the same criteria for candidates as discussed above.
On February 29, 2024, in connection with the closing of the Company’s acquisition of Carlstar, the Company entered into a Stockholders Agreement (the Stockholders Agreement) with Carlstar Intermediate Holdings I, LLC, AIPCF V Feeder (Cayman), LP and AIPCF V Feeder CTP Tire, LLC (together, the AIP Entities). As part of the Carlstar acquisition, the AIP Entities agreed that, until the first business day following the Company’s 2025 Annual Meeting of Stockholders, the AIP Entities vote would vote (i) in favor of all persons nominated and recommended to serve as directors by the Board of Directors, (ii) with respect to any matter related to the compensation of directors or certain director liability matters, in a manner proportionally consistent with the vote of shares of the Company’s Common Stock not owned by the AIP Entities, and (iii) regarding other proposals, either in accordance with the recommendations of the Board or in a manner proportionally consistent with the vote of shares of the Company’s Common Stock not owned by the AIP Entities.
In connection with and as referenced in the Stockholders Agreement, upon the closing of the Carlstar acquisition, Kim Marvin, an affiliate of the AIP Entities, was appointed to the Company’s Board of Directors. On February 9, 2026, Mr. Marvin resigned from the Board of Directors and all committees of the Board.
Any person who intends to solicit proxies in support of director nominees other than the Company's nominees for the 2027 Annual Meeting of Stockholders must provide notice to the Company that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 19, 2027, or if the date of the 2027 Annual Meeting of Stockholders is moved more than 30 calendar days from June 18, 2027, then notice must be provided by the later of 60 calendar days prior to the date of the 2027 Annual Meeting of Stockholders or the tenth calendar day following the Company's announcement of the date of the 2027 Annual Meeting of Stockholders.
INVOLVEMENT IN LEGAL PROCEEDINGS
The Company is not aware of any events with respect to any director or executive officer of the Company requiring disclosure under Item 401(f) of Regulation S-K that are material to an evaluation of the ability or integrity of any director or executive officer.

Titan International, Inc.	/	2026 Proxy Statement	27

COMPENSATION DISCUSSION
AND ANALYSIS
OVERVIEW
This Compensation Discussion and Analysis describes the compensation policies and determinations that applied to the Company's named executive officers for 2025. 2025 was a year of continuing challenges for our Company as many of our end-markets continued in a cyclical downturn. Despite the challenging market conditions, our named executive officers (NEOs) provided disciplined cost and plant management, and invested in product innovation. The Company generated over $1.8 billion of revenue and $102 million of Adjusted EBITDA. The Compensation Committee is empowered to review and approve the annual compensation package for the Company's named executive officers. The named executive officers for 2025 were as follows:

Position	Name
President and Chief Executive Officer	Paul G. Reitz
Senior Vice President and Chief Financial Officer (a)	Anthony C. Eheli
Senior Vice President and Chief Transformation Officer (a)	David A. Martin
Chief Operating Officer, Titan Specialty (b)	Max R. Narancich
(a) On December 3, 2025, the Board of the Company approved the following executive leadership appointments, effective as of December 4, 2025:
•Mr. Eheli, who formerly served as the Company’s Vice President and Chief Accounting Officer from March 2021 until December 2025, was appointed to the position of Senior Vice President and Chief Financial Officer in December 2025.
•Mr. Martin, who formerly served as the Company’s Chief Financial Officer from June 2018 until December 2025, was appointed to the position of Senior Vice President and Chief Transformation Officer in December 2025.
(b) Mr. Narancich, was appointed to the position of Chief Operating Officer of Titan Specialty on February 29, 2024 following the Company's acquisition of the business.
OBJECTIVE
The objectives of the Company's compensation program are to attract and retain individuals with the necessary skills that are vital to the long-term success of the Company. To achieve these objectives, the compensation program is designed to be fair to both the Company and the individual. Consideration is given to the individual's overall responsibilities, qualifications, experience, and job performance.
PHILOSOPHY
The overall goal of the Company's compensation policy is to maximize stockholder value by attracting, retaining, motivating and rewarding the executive officers that are critical to its long-term success. The Compensation Committee believes that executive compensation should be designed to promote the long-term economic goals of the Company. The philosophy of the Compensation Committee as it relates to executive compensation is that the CEO and other executive officers should be compensated at competitive levels sufficient to attract, motivate, and retain talented executives who are capable of leading the Company in achieving its business objectives in an industry facing increasing competition and accelerating change. The Board of Directors and the
Compensation Committee wish to continue to enhance their communications to their investors regarding the philosophy on compensation practices for its executives. To this end, the Compensation Committee, in collaboration with the full Board of Directors, determined that the compensation package for executive officers would consist of the following components reflecting a mix of fixed and variable compensation, as well as cash and equity compensation, with the amount and mix of compensation for executive officers established pursuant to the terms of applicable employment agreements and otherwise determined by the Compensation Committee, as described below:
•Competitive base salaries to reflect responsibility, experience, tenure, and, most of all, performance of executive officers.
•Annual cash bonus awards, when applicable, to reward performance in achieving financial performance targets, and strategic business and individual objectives. The board generally looks at the following balance of these objectives:
◦65% of the cash bonus is based on approved financial targets – a combination of key performance metrics, including Adjusted EBITDA, cash flow and working capital management, among other things. Targets are normally approved by the Board each December at the annual planning meeting, while the Board reserves the right to adjust the target according to any market conditions that could change dramatically in the first few months of the year, necessitating the need to set a more reasonable and effective target for management.
◦35% of the cash bonus is based on individual personal performance specific to the roles of the executive officer and includes key performance factors, which will vary by executive, and includes strategic initiatives for the CEO and executive management team that are continually reviewed and evaluated. This compensation component has been important for flexibility during the challenging and volatile market environment in the last several years.
•Long-term incentive compensation, when applicable, is generally in the form of equity awards with multi-year vesting schedules to emphasize the achievement of financial performance targets and strategic business and individual objectives.
•Other benefits as deemed appropriate to be competitive in the marketplace.
See “Employment Agreements” below for a description of the employment agreements to which the named executive officers are parties. In addition to reviewing the compensation of executive officers generally in light of competitive market data that is publicly available, the Compensation Committee may also consider recommendations from its independent compensation consultant, if one has been engaged, as well as recommendations from the Company's CEO regarding the total compensation for the other executive officers. The Compensation Committee also considered the historical compensation of each executive officer, from both a base salary and total compensation package perspective, in setting the 2025 compensation for the executives.
COMPENSATION COMMITTEE CHARTER
The Compensation Committee has a charter to assist in carrying out its responsibilities. The Compensation Committee reviews the charter and the guidelines contained therein on an annual basis and makes any modifications as it deems necessary. The Compensation Committee Charter is available on our website at www.titan-intl.com.
SHAREHOLDER OUTREACH
The Company conducts a stockholder outreach program through which the Company interacts with stockholders on a number of matters throughout the year, including executive compensation. In the view of the Company's management and the Compensation Committee, this outreach is designed to educate and inform the stockholders regarding the composition and determination of executive compensation, but also to solicit more feedback from investors to continue to improve the voting support reached in prior years. During 2024, as part of an ongoing investor relations program, the Company’s management performed this shareholder outreach program, which it continued during 2025, and the Company has sought to improve its disclosures on incentive compensation targets and achievements in response to feedback received from investors. The Company believes that the improvement in voting support for executive compensation paid during 2024, is directly related to the actions it took in response to feedback received from shareholders requesting more disclosure on incentive compensation, and, therefore, the Company plans to continue to its investor outreach on this topic.

Who We Engage	How We Engage	Key Topics of Engagement
•Institutional Investors •Sell-side Analysts •Retail Stockholders	•One-on-One Group Meetings •Earnings Calls •Industry Presentations and Conferences •Written and Electronic Communications	•Overall Business Strategy •Capital Allocation •Current Business and Financial Conditions
Key Engagement Resources
•Our website at https://ir.titan-intl.com •Quarterly Earnings	•Investor Presentations •Annual Proxy Statement •Annual Meeting •Annual Report
2025 Shareholder and Investor Engagement by the Numbers
76	Individual Investor and Stockholder Engagements in Fiscal Year 2025
118	Meetings, Investor Conferences and Non-Deal Road Shows
EXECUTIVE COMPENSATION DECISION-MAKING
The Compensation Committee analyzes individual and Company performance in relation to considering changes to compensation programs. The Compensation Committee did not engage a compensation consultant to advise it regrading executive compensation during 2025, but it relied on data and studies previously prepared by Pay Governance during prior years to assist it in setting compensation and developing pay practices that reflect the Company’s and stockholder goals. The Company's management and members of the Board of Directors also provide the Compensation Committee with historical compensation information relating to the executive officers to assist the Compensation Committee in formulating the executive officer’s compensation. The Compensation Committee considers competitors, markets, and individual performance, as well as the Company’s performance, when making salary adjustments and bonus awards. With information provided in connection with the prior assistance of Pay Governance, the Compensation Committee generally evaluated each executive officer’s compensation and pay mix against the Company’s peer group. The information provided to the Compensation Committee includes items such as base salary, bonuses (both annual and long-term incentives), and equity-based awards. The Compensation Committee takes into account the historical trend of each element of compensation, the analysis previously prepared by Pay Governance, and the total compensation for each year in connection with its decision about proposed compensation amounts. The Compensation Committee sets all compensation with regard to the CEO of the Company. For the other executive officers of the Company, the Compensation Committee receives recommendations from the CEO which it considers when setting compensation for these individuals. The Compensation Committee members also informally communicate with others in their own marketplaces to compare salaries and compensation packages.
The Compensation Committee has the authority to engage compensation consultants to assist with designing compensation for the named executive officers, but the Compensation Committee did not engage a compensation consultant with respect to the structure of its fiscal year 2025 executive compensation targets. The Compensation Committee has periodically consulted with Pay Governance in prior years, which analyzed and made recommendations with respect to the Company’s compensation of its executive officers at the time. The Compensation Committee did not engage Pay Governance during 2025. The Compensation Committee has assessed the independence of Pay Governance, as required under NYSE listing rules. The Compensation Committee is not aware of any conflict of interest that has been raised by the work previously performed by Pay Governance. As the Company is a manufacturer in the off-highway industry, the Company used a selected peer group that includes 18 public companies in the manufacturing and industrial business. The size of a company is also considered when selecting it for the peer group. For 2025, there were no changes to the selected peer group compared to the peer group used in 2024, except for the removal of one Company due to its acquisition. The companies chosen for comparison include the following:

Alamo Group, Inc.	Commercial Vehicle Group, Inc.	Graco Inc.	Park-Ohio Holdings Corp.

Applied Industrial Technologies, Inc.	Chart Industries, Inc.	ITT Inc.	Stoneridge, Inc.

DXP Enterprises, Inc.	Enerpac Tool Group Corp.	Lindsay Corporation	Valmont Industries, Inc.

EnPro Industries, Inc.	Federal Signal Corporation	Wabash National Corporation	Watts Water Technologies, Inc.

Materion Corporation	Modine Manufacturing Company

The Compensation Committee recognizes other companies may use different types of calculations and matrices to decide what a compensation package should contain. However, the Compensation Committee believes that in order for its compensation approach to be a complete representation of the Company’s performance, the Compensation Committee's members should also use their extensive business experience and judgment, including reviewing competitive compensation information obtained from public information to evaluate and determine the Company's executive compensation packages. While the Compensation Committee considers the executive compensation information for the group previously obtained through Pay Governance, the Compensation Committee does not focus on aligning the compensation for the Company’s executives to any specified percentage or level of the executive compensation for companies in the group (and therefore does not technically "benchmark" executive compensation). The Compensation Committee believes that its philosophy of evaluating the overall Company performance in addition to assessing numeric measurement criteria, allows the Compensation Committee greater flexibility in fulfilling its duties.
The Compensation Committee may grant performance awards as part of an executive officer’s compensation package. Generally, performance awards require satisfaction of pre-established performance goals, consisting of one or more business criteria and one or more targeted performance levels with respect to such criteria as a condition of awards being granted, becoming exercisable or settled, or as a condition to accelerating the timing of such events. Performance may be measured over a period of any length specified by the Compensation Committee. Additional detail regarding 2025 performance measures used by the Compensation Committee in connection with establishing executive officer compensation for 2025 can be found under “Incentive Compensation” below.
In setting compensation packages, including performance-based incentives, the Compensation Committee considers the provisions of its incentive programs. The Compensation Committee takes into account whether or not stock-based compensation is to be given as part of the executives' compensation packages. The performance goals under the Company’s incentive programs are designed using historical recommendations from the Company’s compensation consultant and the Compensation Committee's business experience and judgment to best align executive compensation with the Company's actual performance.
SALARY LEVEL CONSIDERATIONS
Base salary levels for the executive officers, other than Messrs. Eheli and Narancich, were initially established by their respective employment agreements, and these salary levels are reviewed and may be adjusted annually by the Compensation Committee. In determining appropriate salaries, the Compensation Committee considers: (i) the CEO's recommendations as to compensation for all other executives; (ii) the responsibilities of the executive position held, the individual's past experience, current performance, and competitive marketplace conditions for executive talent; (iii) compensation levels of other executives based on, among other things, the Compensation Committee members' own business experience and judgment; and (iv) other comparative compensation data and recommendations previously obtained from Pay Governance. Salary levels are typically considered on an annual basis and there are no guaranteed merit increases in any given year. Except to the extent provided for in the executive officers’ employment agreement, the Compensation Committee's analysis utilizes no specific weights or formulas in determining executives' base salaries but includes a discussion with management of various factors, as well as the other information discussed above, to ensure base salaries are competitive.
Salary adjustments for each executive, other than the CEO, can be based in part on the CEO's recommendation to the Compensation Committee that the executive's job performance may warrant a salary adjustment. The CEO will discuss the executives' job performance with the Compensation Committee and answer any questions that the Compensation Committee may have regarding the recommendation. The Compensation Committee will consider the recommendation of the CEO.
BASE SALARY
Based on a discussion of the above items, the annual base salary rates are approved by the Compensation Committee and are detailed below. The annual base salary rates become effective at various times during respective years, as determined by the Compensation Committee, and therefore do not necessarily represent the earned salaries in the year.

		2025	2024	2023
P. Reitz		$982,975	$959,000	$959,000
A. Eheli	(a)	370,000	300,000	300,000
D. Martin		436,650	426,000	426,000
M. Narancich	(b)	386,250	375,000	—

(a) Mr. Eheli, who formerly served as the Company’s Vice President and Chief Accounting Officer until December 2025, was appointed to the position of Senior Vice President and Chief Financial Officer on December 4, 2025. The base salary reflected in the table represents, his 2025 base salary established as of that date for his current role as Senior Vice President and Chief Financial Officer.

(b) Mr. Narancich was appointed to the position of Chief Operating Officer of Carlstar on February 29, 2024 following the Company's acquisition of the business.

Messrs. Reitz and Martin have employment agreements with the Company that in each case specify a base salary. The employment agreement of Mr. Reitz permits the Board of Directors to increase base salary from time to time, and Mr. Martin’s employment agreement provides that the Board of Directors may adjust his base salary. The Board may adjust the base salaries of Messrs. Eheli, and Narancich from time to time.
Based on our evaluation of public compensation information obtained through Equilar regarding 2025 base salaries, Mr. Reitz's base salary was approximately at the 50th percentile for the Company’s peer group, Mr. Eheli's base salary was approximately at the 5th percentile for the peer group, Mr. Martin's base salary was approximately at the 10th percentile for the peer group, and Mr. Narancich's base salary was approximately at the 10th percentile for the peer group. Mr. Eheli, was appointed to Chief Financial Officer in December 4, 2025, and his 2025 base salary was established as of that date, reflecting benchmarking to Chief Financial Officer compensation of the Company’s peer group.
INCENTIVE COMPENSATION
The Company sponsors the Incentive Plan, pursuant to which the Company may grant various types of awards, both equity and cash, to incentivize executives and other key personnel in achieving various Company objectives. This plan permits the Compensation Committee discretion to develop performance incentive programs, with objectives that may vary from year to year. For 2025, the Compensation Committee, after reviewing the Company’s 2024 performance and other information, including recommendations and comparative compensation data provided by Pay Governance, determined that cash bonuses and equity awards would be granted in 2025 to the executive officers, as further described below.
2025 ANNUAL CASH BONUS
For 2025, the Company utilized an annual cash-based performance incentive program to reward executive officers and certain management generally for making decisions that improved Company performance. For 2025, the Compensation Committee looked in hindsight at holistic Company-level (generally weighted 65%), and individual performance (generally weighted 35%). For 2025, bonus targets were considered by the Compensation Committee at 130% of base salary for Messrs. Reitz and Martin, 50% of base salary for Mr. Eheli, and 75% of base salary for Mr. Narancich. The Compensation Committee had established targets for Adjusted EBITDA and free cash flow within a balanced weighting for the CEO, Mr. Reitz. In December 2025, the Compensation Committee evaluated on a holistic basis performance at the Company including the level of achievement of the Company's targets on Adjusted EBITDA and free cash flow during 2025 relative to the broader market conditions. Based on this evaluation, the Compensation Committee derived a payout ratio of 57% of target for the two metrics to the CEO. The Compensation Committee also considered the CEO’s level of achievement of his personal targets for the year, which centered around long-term strategic initiatives.
Further, the Compensation Committee determined to award annual cash bonuses to Messrs. Eheli, Martin, and Narancich of $100,000 (65% of target opportunity), $325,000 (57% of target opportunity), and $285,000 (100% of target opportunity), respectively. These payout ratios were determined after a similar evaluation by management of the achievement of established financial targets and personal targets. Mr. Narancich's payout ratio was determined based on Carlstar's financial performance and was carried over from the incentive plan originally established with Carlstar prior to the acquisition in February 2024, which the Company honored.
2025 EQUITY AWARDS
On March 10, 2025, the Company awarded each of the named executive officers the following grants of restricted stock units, with the values based on the average of the high and low price of the Company's Common Stock on the grant date: Mr. Reitz, 80,000 units (value at approximately $709,600); Mr. Eheli, 25,000 units (value at approximately $221,750); Mr. Martin, 45,000 units (value at approximately $399,150); and Mr. Narancich 35,000 units (value at approximately $310,450). The Committee determined to grant restricted stock units to these executive officers based on the Compensation Committee’s look-back, holistic review and consideration of the Company and individual performance of these executives during 2024. The amounts paid to the named executive officers were not formulaic, but determined on a basis in accordance with the compensation philosophy previously discussed. These restricted stock units generally vest in three substantially equal amounts on the first three anniversaries of the grant date.
2026 ANNUAL CASH BONUS PROGRAM
The Compensation Committee continued the formulaic basis for determining the targeted annual cash bonus program for the 2026 fiscal year. The Compensation Committee has developed certain Company-related performance goals with weighting between 65% and 100% of the annual incentive payout, depending on the goal for the participant, as well as an individual component, based on the achievement of individual goals, with up to 35% weighting. More information about this program and final determinations made by the Compensation Committee regarding cash bonus payments will be provided following the completion of 2026 in our 2026 proxy statement.
PERQUISITES AND PERSONAL BENEFITS; QUALIFIED RETIREMENT PLAN PARTICIPATION
For 2025, Mr. Reitz was eligible to use Company-owned aircraft for limited personal use. For more information about this personal benefit, see the Summary Compensation Table below. The executive officers also received matching Company contributions under our tax qualified 401(k) plan for employees. The Compensation Committee believes that this compensation is reasonable and consistent with its overall compensation program.
NONQUALIFIED DEFERRED COMPENSATION
The Company does not have a non-qualified deferred compensation plan for executive officers and the Compensation Committee currently does not anticipate establishing such a plan. Mr. Narancich participates in a non-qualified deferred compensation plan, which was originally established with Carlstar and continues to participate in that plan following the Company's acquisition of Carlstar in February 2024.
COMPENSATION RECOVERY POLICY
In compliance with NYSE listing requirements, the Company adopted a Compensation Recovery Policy in December 2023 to allow the Company to recover incentive-based compensation paid to executive officers in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws. The policy seeks to recover from executive officers, the amount of incentive based compensation on or after October 2023 that exceeds the amount of incentive-based compensation that otherwise would have been received by such executive officer had it been determined based on the amounts in the restatement.
COMPARISON OF EXECUTIVE TOTAL COMPENSATION
Based on public compensation information of the peer group listed above, obtained by Equilar on behalf of the Company, total compensation in 2025 was in the approximately 10th percentile of the peer group for Mr. Reitz, in the approximately 60th percentile of the peer group for Mr. Eheli, in the approximately 10th percentile of the peer group for Mr. Martin, and in the approximately 15th percentile of the peer group for Mr. Narancich.
In evaluating executive compensation, we benchmark total compensation based on the primary role and responsibilities that the executive performed during the fiscal year. Where role transitions occur late in the year, compensation peer comparisons reflect the executive’s position for the majority of the performance period. Mr. Eheli served as Chief Accounting Officer for most of fiscal 2025 and was appointed Chief Financial Officer in December 2025. Accordingly, his compensation benchmarking for 2025 reflects Chief Accounting Officer peer data. Mr. Martin served as Chief Financial Officer throughout the majority of fiscal 2025 and transitioned to Chief Transformation Officer effective December 2025. His compensation for 2025 reflects benchmarking to Chief Financial Officer peers.
EMPLOYMENT AGREEMENTS
At December 31, 2025, the Company had outstanding employment agreements with each of the executive officers of the Company other than Messrs. Eheli and Narancich. Existing employing agreements provide that the individual executives would not receive any separation benefits if they voluntarily leave the Company other than for good reason or in connection with a change of control. The agreements contain change in control provisions as detailed below.
EMPLOYMENT AGREEMENTS PROVIDING PAYMENTS ON A CHANGE IN CONTROL
Mr. Reitz signed an employment agreement effective December 22, 2015. The agreement was originally effective for one year from its effective date and automatically renews for successive one-year renewal periods unless notice of nonrenewal is given in accordance with the provisions of the agreement. The agreement provides for four weeks of paid vacation. Mr. Reitz's agreement was amended December 7, 2016, to reflect his change in title to President and Chief Executive Officer, including an increase in base salary. Mr. Martin signed an employment agreement effective June 14, 2018. Mr. Martin's agreement is effective for two years from its effective date and automatically renews for successive one-year renewal periods unless notice of nonrenewal is given in accordance with the provisions. The agreement provides four weeks of paid vacation.
Pursuant to the employment agreement for Mr. Reitz, in the event of the executive’s voluntary termination for good reason or involuntary termination without cause (in each case as defined in the applicable agreement), subject to the executive’s execution and non-revocation of a release of claims, the Company is obligated to: (i) pay and continue all employee benefit programs offered to the Company’s executives (the “Standard Executive Benefits”) for both the balance of the calendar year in which the executive is terminated or leaves the Company's employ and also for the following calendar year; (ii) pay 100% of prevailing executive’s base salary for both the balance of the calendar year in which the executive is terminated or leaves the Company’s employ and also for the following calendar year; (iii) provide fully-paid medical and dental coverage for the remaining portion of executive’s employment term; (iv) 100% vest any restricted stock and Company match under the Company’s 401(k) plan; and (v) pay any bonus compensation and incentive compensation for both the balance of the calendar year in which the executive terminated employment and also for the following calendar year (collectively the “Termination Payments”). In the event of a change in control, if the executive’s employment is terminated (whether voluntarily or involuntarily), the executive would be entitled to the Termination Payments. Additional detail on potential payments to Mr. Reitz can be found below in “Potential Payments upon Termination or Change in Control.” Mr. Reitz is subject to a customary perpetual confidential information covenant and three-year non-competition covenants.
Pursuant to the employment agreement for Mr. Martin, in the event of his voluntary termination for good reason or involuntary termination without cause, subject to his execution and non-revocation of a release of claims, the Company is obligated to: (i) pay 100% of executive of his base salary for 12 months following the separation date; (ii) pay a pro-rated bonus for the year of termination based on the achievement of applicable performance goals for the year and the number of days that the executive was employed; (iii) provide fully-paid COBRA coverage for the greater of the number of months remaining in the employment period or 12 months; and (iv) cause all outstanding stock options and restricted stock, if any, to be 100% vested. In the event of a change in control, if Mr. Martin terminates his employment for any reason within six months following the change in control, he would be entitled to the payments listed in the previous sentence. Additional detail on potential payments to Mr. Martin can be found below in “Potential Payments upon Termination or Change in Control.”
For the purpose of each of the executive’s employment agreements, a "change in control of the company" means:
(i)    any person or entity acquires direct or indirect beneficial ownership (as defined in the Exchange Act) of more than 50% of the outstanding voting securities of Titan; or
(ii)    the stockholders of Titan approve, or Titan otherwise effects, enters into, or approves, (A) a merger or consolidation of Titan with or into any other person or entity; (B) an agreement for the sale or disposition (in one transaction or a series of transactions) of all or substantially all of the assets of Titan; (C) a plan of complete liquidation of Titan; or (D) any transaction similar to any of the foregoing, other than, in the case of both (ii)(A) and (ii)(B) above, a merger, consolidation, or sale that would result in the voting securities of Titan outstanding immediately prior thereto controlling or continuing to represent, directly or indirectly, either by remaining outstanding or by being converted into equity securities of the surviving person or entity, at least 50% of the total outstanding voting securities of Titan or the surviving person or entity outstanding immediately after the transaction.
In the event of a termination due to the executive’s death, the employment agreements provide that the Company would pay the executive’s beneficiary or estate an amount equal to all earned but unpaid base salary plus an additional six months of base salary. Additionally, for Mr. Reitz, the Company would pay an amount equal to 50% of the executive’s base salary to the executive’s beneficiaries or estate for the remainder of the employment term (or the extended term) and provide the Standard Executive Benefits to the executive's family for a period of up to the later of the expiration of the employment term and six months. For Mr. Martin, the Company would pay 100% of his beneficiaries’ COBRA premiums for a period ending on the later of the expiration of the employment period in which the executive’s death occurred or a period of 12 months (provided that these beneficiaries otherwise remain eligible for COBRA coverage).
In the event of a termination due to a qualifying disability under the employment agreement, the Company would pay the executive (i) a lump sum equal to any accrued but unpaid base salary and (ii) base salary in monthly installments for a period of 24 months following the termination; provided that the amount is to be reduced by any Company-provided disability insurance payments. Additionally, for Mr. Reitz, the Company would provide the Standard Executive Benefits for the 24-month period. For Mr. Martin, the Company would pay 100% of his COBRA premiums (provided he remains eligible for COBRA coverage) for the applicable COBRA statutory period, but not more than 24 months following the termination due to disability.
In the event of a termination for cause due to the executive's failure or refusal to perform the executive’s duties under the employment agreement or as assigned to the executive by the CEO (as applicable) or by the Board of Directors, the Company is required to pay Mr. Reitz 50% of the executive’s base salary and continue the Standard Executive Benefits for a period of six months following termination. For other events of termination for cause, the Company has no further obligations to the executive upon termination. If Mr. Martin’s employment is terminated for cause, Mr. Martin would receive any accrued but unpaid base salary and any vested employee benefits (other than severance plans) through the termination date.

Titan International, Inc.	/	2026 Proxy Statement	28

EXECUTIVE OFFICERS
The names, ages, and positions of all executive officers of the Company are listed below, followed by a brief account of their business experience during the past five years. Information pertaining to Mr. Reitz, who both serves on the Board of Directors and is Titan’s President and CEO, may be found in the "Nominees" section of Proposal #1 above. Officers are normally appointed annually by the Board of Directors at a meeting immediately following the annual meeting of stockholders. There is no other arrangement or understanding between any officer and any other person pursuant to which an officer was selected.
ANTHONY C. EHELI
Mr. Eheli, age 48, was appointed to the position of Senior Vice President and Chief Financial Officer in December 2025. He is responsible for leading Titan’s global finance organization and collaborates closely with the executive team on steering strategic and operational initiatives. Mr. Eheli joined the Company in March 2021, was formerly served as the Company’s Vice President and Chief Accounting Officer from March 2021 until December 2025, where he was responsible for Titan’s global financial reporting and operational controls, as well as leadership of the North America operational finance organization. Prior to joining Titan, Mr. Eheli served in several finance leadership roles at Danaher Corporation, from 2011 to 2021, and prior to that in roles of increasing responsibility at PricewaterhouseCoopers LLP, a public accounting firm.
DAVID A. MARTIN
Mr. Martin, age 58, was appointed to the position of Senior Vice President and Chief Transformation Officer in December 2025. He leads enterprise-wide transformation initiatives focused on strategic alignment, operational agility, and long-term value creation. He oversees the critical alignment of information technology, including acceleration of AI adoption, along with human capital, and risk management functions and initiatives. Mr. Martin joined the Company in June 2018, was formerly served as the Company’s Chief Financial Officer from June 2018 until December 2025. Prior to joining Titan, Mr. Martin served from 1993 to 2018 in various roles at Aegion Corporation, a global technology/service provider maintaining, protecting and strengthening infrastructure, primarily pipelines, that was listed on the NASDAQ Global Select Market, until it was acquired in May 2021. Mr. Martin’s roles included Chief Financial Officer from 2007 to November 2017.
MAX R. NARANCICH
Mr. Narancich, age 50, joined the Company in February 2024 following the Company’s acquisition of The Carlstar Group, where he was appointed Chief Operating Officer of The Carlstar Group (now also known as Titan Specialty). He oversees operations of Titan Specialty to execute strategy, optimize performance, and support the Company’s overall business objectives. Mr. Narancich joined Carlstar in 2011 where he has served as Director of Financial Planning and Analysis, Vice President of Operational Finance overseeing all operational controlling and management of the global network, and most recently the Chief Financial Officer from 2016 until the acquisition of Carlstar by the company in February 2024. Prior to joining The Carlstar Group, Mr. Narancich spent 15 years in progressive financial and leadership capacities with various companies.

Titan International, Inc.	/	2026 Proxy Statement	29

COMPENSATION OF NAMED EXECUTIVE OFFICERS
The following tables summarize the compensation for the Company's named executive officers as follows: (i) Mr. Reitz, President and Chief Executive Officer; (ii) Mr. Eheli, Senior Vice President and Chief Financial Officer; (iii) Mr. Martin, Senior Vice President and Chief Transformation Officer; and (iv) Mr. Narancich, Chief Operating Officer, Titan Specialty.
SUMMARY COMPENSATION TABLE
The 2025, 2024, and 2023 compensation for the Company's named executive officers was as follows:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(a)	All Other Compensation ($)(b)	Total ($)
Paul G. Reitz	2025	976,981	725,000	709,600	34,830	2,446,411
President and Chief Executive Officer	2024	959,000	750,000	1,029,600	8,393	2,746,993
	2023	956,333	1,150,000	1,036,800	62,083	3,205,216
Anthony C. Eheli (c)	2025	311,833	100,000	221,750	9,341	642,924
SVP and Chief Financial Officer	2024	300,000	105,000	225,225	9,000	639,225
	2023	299,167	150,000	230,400	8,975	688,542
David A. Martin (d)	2025	433,988	325,000	399,150	10,315	1,168,453
SVP and Chief Transformation Officer	2024	426,000	350,000	579,150	10,150	1,365,300
	2023	424,833	540,000	576,000	9,780	1,550,613
Max Narancich (e)	2025	395,538	285,000	310,450	14,000	1,004,988
Chief Operating Officer, Titan Specialty	2024	315,098	280,000	134,460	12,601	742,159
(a)The amounts represent the grant date fair market value of restricted stock unit awards computed in accordance with FASB ASC Topic 718. Fair market value is defined as the mean between the high and low stock prices on the date of the award. Excludes the effect of estimated forfeitures.
(b)All other compensation for 2025 is comprised of the 401(k) match for Mr. Reitz, Mr. Eheli, and Mr. Martin. The named executive officers are eligible to participate in the 401(k) plan offered to Titan's non-bargaining unit employees. All other compensation for Mr. Narancich is comprised of a Carlstar specific non-qualified deferred compensation match program. Part of the amounts included in "All Other Compensation" for Mr. Reitz reflects personal aircraft usage totaling $26,298 in 2025, $0 in 2024, and $54,052 in 2023. The Company determined the expense associated with such personal aircraft usage in accordance with Item 402(c) of Regulation S-K, which requires such benefits to be valued on the basis of the aggregate incremental cost to the Company. To determine the incremental cost of personal use of corporate aircraft, the Company multiplies the number of hours of personal flight usage (including “deadhead” flights) by the hourly cost of fuel (Company annual average) and the hourly cost of engine maintenance (where such cost is based on hours of use), and then adds per flight fees such as landing, ramp and hangar fees, catering, contract pilot fees and other miscellaneous trip related expenses.
(c) Mr. Eheli, who formerly served as the Company’s Vice President and Chief Accounting Officer from March 2021 until December 2025, was appointed to the position of Senior Vice President and Chief Financial Officer in December 2025.
(d)    Mr. Martin, who formerly served as the Company’s Chief Financial Officer from June 2018 until December 2025, was appointed to the position of Senior Vice President and Chief Transformation Officer in December 2025.
(e)    Mr. Narancich was appointed Chief Operating Officer of Titan Specialty on February 29, 2024 following the Company's acquisition of the business. The 2024 compensation amounts in the table above are from March 1, 2024 to December 31, 2024.

Titan International, Inc.	/	2026 Proxy Statement	30

Compensation of Named Executive Officers
GRANTS OF PLAN-BASED AWARDS
The 2025 grants of plan-based awards under the incentive plan for the Company's named executive officers were as follows:

		Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)	Grant Date Fair Value of Stock and Option Awards ($)
Mr. Reitz	3/10/25	80,000	80,000	80,000	709,600	(1)
Mr. Eheli	3/10/25	25,000	25,000	25,000	221,750	(1)
Mr. Martin	3/10/25	45,000	45,000	45,000	399,150	(1)
Mr. Narancich	3/10/25	35,000	35,000	35,000	310,450	(1)
(1) Reflects awards of restricted stock units that have a service-based component and generally vest in three substantially equal amounts on the first, second and third anniversaries of the grant date. Calculated based on the $8.87 average of the high and low price of the Company's Common Stock on the March 10, 2025, the grant date for Mr. Reitz, Mr. Eheli, Mr. Martin, and Mr. Narancich.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The table below shows the outstanding equity awards that have not vested at December 31, 2025, for the named executive officers. These equity awards were granted under the Incentive Plan.

Name	Equity Incentive Plan Awards: Number of Units That Have Not Vested (#)(a)	Equity Incentive Plan Awards: Market or Payout Value of Units That Have Not Vested ($)(b)

Mr. Reitz	163,334	1,278,905
Mr. Eheli	43,334	339,305
Mr. Martin	91,667	717,753
Mr. Narancich	47,000	368,010
(a)The amounts represent awards of restricted stock units granted in fiscal years 2023-2025, as follows: (a) Mr. Reitz, 30,000 restricted stock units granted March 14, 2023, 53,334 restricted stock units granted March 10, 2024, and 80,000 restricted stock units granted March 10, 2025; (b) Mr. Eheli, 6,667 restricted stock units granted March 14, 2023, 11,667 restricted stock units granted March 10, 2024, and 25,000 restricted stock units granted March 10, 2025; (c) Mr. Martin, 16,667 restricted stock units granted March 14, 2023, 30,000 restricted stock units granted March 10, 2024, and 45,000 restricted stock units granted March 10, 2025; and (d) Mr. Narancich, 12,000 restricted stock units granted on June 20, 2024, and 35,000 restricted stock units granted March 10, 2025. The restricted stock units granted in fiscal years 2023-2025 vest in three equal installments over a period of three years.
(b)Market value calculated as of December 31, 2025, based on $7.83, the closing price of Titan's Common Stock on December 31, 2025, multiplied by the number of unvested restricted stock units.
OPTION EXERCISES AND STOCK VESTED
The following table summarizes the restricted stock units that vested during the year ended December 31, 2025, for each of the named executive officers. There were no stock options exercised during 2025. The value realized on vesting is calculated based on the per-share closing prices of our Common Stock on the vesting dates, multiplied by the number of vested restricted stock units for each respective vesting date.

Titan International, Inc.	/	2026 Proxy Statement	31

Compensation of Named Executive Officers

	Restricted Stock Unit Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Mr. Reitz	83,333	715,314
Mr. Eheli	19,167	164,711
Mr. Martin	50,000	430,250
Mr. Narancich	6,000	55,951
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
This section quantifies certain compensation that would have been payable under existing compensation plans and arrangements, including the employment agreements described in “Employment Agreements Providing Payments on a Change in Control” above, had a named executive officer’s employment terminated and/or a change in control occurred on December 31, 2025. Such calculations were made using each executive’s compensation as of December 31, 2025 and, where applicable, the $7.83 closing price of the Company’s Common Stock on December 31, 2025, the last trading day of the year. Since many factors (e.g., the time of year when the event occurs and the then-current price of Common Stock) could affect the nature and amount of benefits a named executive officer could potentially receive, any amounts paid or distributed upon a future termination may be different from those shown in the tables below. As previously noted, Messrs. Eheli and Narancich do not have an employment agreement with the Company, and consequently would not be entitled to payments upon termination or a change in control.
TERMINATION IN CONNECTION WITH A CHANGE IN CONTROL
In the event of a change in control, if the employment of any Messrs. Reitz or Martin is terminated (whether voluntarily or involuntarily) and, solely with respect to Mr. Martin, the termination occurs within six months of the change in control, such named executive officer would be entitled to the following (amounts calculated assuming such change in control and termination occurred effective December 31, 2025):

Description	Mr. Reitz ($)	Mr. Martin ($)

Cash compensation - Salary due(a)	982,975	436,650
Cash compensation - Bonus payment(b)	1,277,868	567,645
Group medical/dental(c)	43,368	43,368
Acceleration of restricted stock unit vesting(d)	—	717,753
Total	2,304,211	1,765,416
(a)Cash compensation amounts would be paid in a lump sum at time of termination.
(b)Bonus payment is based on the target bonus amount for each named executive officer.
(c)Calculated based on the family COBRA rate for 2025 (which is $3,614 per month) multiplied by the number of months left in the term.
(d)Market value calculated as of December 31, 2025, based on $7.83, the closing price of Titan's Common Stock on such date, multiplied by the number of unvested shares.

Titan International, Inc.	/	2026 Proxy Statement	32

Compensation of Named Executive Officers
RETIREMENT OR VOLUNTARY/INVOLUNTARY TERMINATION OF EMPLOYMENT
If the employment of either of Messrs. Reitz or Martin is involuntarily terminated by the Company without cause or if such named executive officer terminates his employment for good reason, subject to such named executive officer’s execution and nonrevocation of a release of claims, each of the employment agreements provides that such named executive officer would be entitled to the following (amounts calculated assuming such termination occurred effective December 31, 2025):

Description	Mr. Reitz ($)	Mr. Martin ($)

Cash compensation - Salary due(a)	982,975	436,650
Cash compensation - Bonus payment(b)	1,277,868	567,645
Group medical/dental(c)	43,368	43,368
Acceleration of restricted stock unit vesting(d)	—	717,753
Total	2,304,211	1,765,416
(a)Cash compensation amounts would be paid in a lump sum at time of termination.
(b)Bonus payment is based on the target bonus amount for each named executive officer.
(c)Calculated based on the family COBRA rate for 2025 (which is $3,614 per month) multiplied by the number of months left in the term.
(d)The value is calculated based on $7.83, the closing price per share of the Company's common stock on December 31, 2025.

PAYMENTS ON TERMINATION DUE TO DEATH OR DISABILITY
If the employment of either of Messrs. Reitz or Martin is terminated due to death, the employment agreements provides that such named executive officer would be entitled to the following (amounts calculated assuming termination due to death occurred on December 31, 2025):

Description	Mr. Reitz ($)	Mr. Martin ($)

Cash compensation - Salary due(a)	491,488	218,325
Group medical/dental(b)	43,368	43,368
Acceleration of restricted stock unit vesting(c)	1,278,905	717,753
Total	1,813,761	979,446
(a)Cash compensation amounts would be paid in a lump sum at time of death.
(b)Calculated based on the family COBRA rate for 2025 (which is $3,614 per month) multiplied by the number of months left in the term.
(c)Pursuant to applicable restricted stock unit award agreements, all shares of restricted stock units vest on death. The value is calculated based on $7.83, the closing price per share of the Company's common stock on December 31, 2025.

Titan International, Inc.	/	2026 Proxy Statement	33

Compensation of Named Executive Officers
If the employment of either of Messrs. Reitz or Martin is terminated due to disability, each of the employment agreements provides that such named executive officer would be entitled to the following (amounts calculated assuming termination due to disability occurred on December 31, 2025):

Description	Mr. Reitz ($)	Mr. Martin ($)

Cash compensation - Salary due(a)	1,965,950	873,300
Group medical/dental(b)	86,736	65,052
Acceleration of restricted stock unit vesting(c)	1,278,905	717,753
Total	3,331,591	1,656,105
(a)Cash compensation amounts would be paid in monthly installments over a 24-month period. The above amounts assume no reduction for any payments under the Company's disability plans.
(b)Calculated based on the family COBRA rate for 2025 (which is $3,614 per month) multiplied by 24 months for Mr. Reitz and 18 months for Mr. Martin.
(c)Pursuant to applicable restricted stock unit award agreements, all restricted stock units vest on termination due to disability. The value of accelerated vesting is calculated based on $7.83, the closing price per share of the Company's stock on December 31, 2025.
PAYMENTS ON TERMINATION FOR CAUSE
If the employment of Mr. Reitz is terminated for failure or refusal to perform duties assigned under the employment agreement or assigned to him by the Company's CEO, Chairman or Board of Directors, as described under his employment agreement, such named executive officer would be entitled to the following (amounts calculated assuming termination for cause occurred on December 31, 2025):

Description	Mr. Reitz ($)

Cash compensation - Salary due(a)	491,488
Group medical/dental(b)	21,684
Total	513,172
(a)Cash compensation amounts would be paid in monthly installments over a six-month period.
(b)Calculated based on the family COBRA rate for 2025 (which is $3,614 per month) multiplied by six months.
CEO PAY RATIO
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, the Company is providing the following information about the ratio of the annual total compensation of the median Titan employee and the annual total compensation of Mr. Paul G. Reitz, President and Chief Executive Officer, in each case, during 2025.
To identify the median employee, we used salary as our consistently applied compensation measure to identify the median employee as of December 31, 2025. The majority of our employees receive a base salary (paid on an hourly, weekly, biweekly, or monthly basis) and some are eligible for commissions or an annual cash bonus. Other remuneration (such as stock) is not used for large portions of our employee population. As a result, we believe that base salary provides an accurate depiction of total earnings for the purpose of identifying our median employee. The salaries of Titan's non-U.S. employees were converted into U.S. dollars at the applicable December 31, 2025, exchange rate. Although permitted, the Company did not use the 5% de minimis exemption to exclude or eliminate any of its non-U.S. employees, nor were any material assumptions or estimates made, in the median employee

Titan International, Inc.	/	2026 Proxy Statement	34

Compensation of Named Executive Officers
determination. Therefore, the median employee represents the median for the global employee population including low labor cost geographies. After identifying the median employee, the Company calculated the annual total compensation for that employee using the same methodology used for the CEO in the 2025 Summary Compensation Table. The global median employee received annual total compensation of approximately $35,633. The identified global median employee was an employee at the Company's Italy operations. North America has the Company's largest employment population with a median employee total compensation of $76,184 within that geographic region. Titan's CEO, who is located in the U.S., received annual total compensation of $2,446,411, which yields a 2025 pay ratio of approximately 69 to 1 based on the global median employee's annual total compensation.
Because the rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, to apply certain exemptions, and to make reasonable estimates and assumptions, the pay ratio calculated by the Company may not be comparable to the pay ratio reported by other companies.

Titan International, Inc.	/	2026 Proxy Statement	35

Compensation of Named Executive Officers
PAY VERSUS PERFORMANCE
PAY VERSUS PERFORMANCE TABLE

As required by Item 402(v) of Regulation S-K, we are providing the following information regarding the relationship between executive compensation and our financial performance for each of the last four completed fiscal years. In determining the “compensation actually paid” (CAP) to our NEOs, we are required to make various adjustments to amounts that have been reported in the Summary Compensation Table, as the SEC’s valuation methods for this section differ from those required in the Summary Compensation Table. The table below summarizes compensation values both reported in our current and previous Summary Compensation Tables, as well as the adjusted values required in this section for the 2025, 2024, 2023, 2022 and 2021 fiscal years.

Year	Summary compensation table for PEO ($)	Compensation actually paid to PEO ($) (a)	Average summary compensation table for other NEOs ($)	Average compensation actually paid to other NEOs ($) (b)	Value of initial fixed $100 investment made December 31, 2020 based on:		Net income (loss) (in thousands, $) (d)	Adjusted EBITDA (in thousands, $) (e)
					TSR ($)	TSR of peer group ($) (c)
2025	2,446,411	2,602,644	888,525	926,254	161	291	(61,189)	101,515
2024	2,746,993	(501,805)	889,068	216,803	140	218	(3,590)	128,108
2023	3,205,216	3,068,528	1,050,427	997,323	306	163	83,706	205,229
2022	3,310,256	5,068,537	1,147,329	1,624,920	315	122	179,186	252,969
2021	4,548,330	5,153,371	1,127,359	1,383,280	226	126	49,891	134,964

(a) Compensation actually paid to the principal executive officer (the PEO) is adjusted based on: (1) addition of the amount of change in fair value of any equity awards granted in the covered fiscal year that are outstanding and unvested as of the end of the covered fiscal year; (2) addition of the amount of change in fair value as of the end of the covered fiscal year (from the end of the prior fiscal year) of any awards granted in prior years that are outstanding and unvested as of the end of the covered fiscal year and (3) addition of the amount of change in fair value from the end of the prior fiscal year to the vesting date for awards granted in prior years that vest in the covered fiscal year. Mr. Reitz is the PEO for the years ended December 31, 2025, 2024, 2023, 2022, and 2021.

(b) For our NEOs other than our principal executive officer, the compensation reported is an average. Messrs. Eheli, Martin, and Narancich are the other NEOs for the years ended December 31, 2025. Messrs. Martin, Troyanovich, Narancich and Eheli are the other NEOs for the years ended December 31, 2024. Messrs. Martin, Troyanovich and Eheli are the other NEOs for the years ended December 31, 2023, 2022, and 2021.

(c) The peer group used for calculating "TSR of peer group" is the same peer group used by the company for reviewing its compensation practices.

(d) The compensation committee does not utilize net income as a metric in setting the PEO and other NEOs incentive compensation because net income includes certain items that the Compensation Committee believes are not reflective of operational performance of the business. The Compensation Committee instead utilizes Adjusted EBITDA, as it views that metric as more reflective of the operational performance of the business.

(e) Reconciliations of net income (loss) to Adjusted EBITDA, a non-GAAP financial measures, for the years ended December 31, 2025, 2024, 2023, 2022, and 2021 are included in Appendix A filed herewith.

Titan International, Inc.	/	2026 Proxy Statement	36

Compensation of Named Executive Officers
The tables below provide a reconciliation from the Summary Compensation Table to the compensation actually paid.

Year	Summary compensation ($)	Change in Fair Value of Outstanding and Unvested Equity Awards Granted in the Current Year ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Awards Granted in Prior Years that Forfeited in the Year ($)	Compensation actually paid ($)
PEO
2025	2,446,411	(83,200)	86,667	152,766	—	2,602,644
2024	2,746,993	(486,400)	(701,136)	(2,061,262)	—	(501,805)
2023	3,205,216	302,400	(134,570)	(304,518)	—	3,068,528
2022	3,310,256	245,600	1,297,131	215,550	—	5,068,537
2021	4,548,330	163,105	278,135	163,801	—	5,153,371
Average Other NEOs
2025	888,525	(36,400)	26,694	47,435	—	926,254
2024	889,068	(136,060)	(208,995)	(176,931)	(150,279)	216,803
2023	1,050,427	112,000	(29,244)	(135,860)	—	997,323
2022	1,147,329	112,566	269,843	95,182	—	1,624,920
2021	1,127,359	63,210	125,822	66,889	—	1,383,280

NARRATIVE DISCLOSURE TO PAY VERSUS PERFORMANCE TABLE
Compensation for the NEOs is set based on the financial performance of the Company, with the Compensation Committee considering Adjusted EBITDA as the most important financial performance measure to link executive compensation actually paid to Company performance. The Company's annual cash bonuses for the NEOs are determined each year based on a certain percentage of Adjusted EBITDA.
The graphs below reflect the relationship between the compensation actually paid to our PEO, the average of the compensation actually paid to our remaining NEOs and the Company and the peer group’s cumulative indexed Total Shareholder Return, or TSR, (assuming an initial fixed investment of $100) for the years ended December 31, 2025, 2024, 2023, 2022 and 2021:

Titan International, Inc.	/	2026 Proxy Statement	37

Compensation of Named Executive Officers

Compensation Actually Paid Versus Total Shareholder Return
$6,000,000
$5,000,000
$4,000,000
$3,000,000
$2,000,000
$1,000,000
$0
-$1,000,000
Compensation Actually Paid
$350
$300
$250
$200
$150
$100
$50
Total Shareholder Return
2021
2022
2023
2024
2025
Compensation actually paid to PEO ($)
Average compensation actually paid to other NEOs ($)
TSR ($)
TSR of peer group ($)

The following graph compares the compensation actually paid to our PEO and the average of the compensation actually paid to our remaining NEOs with the Company's net income.

Compensation Actually Paid Versus Net Income
Compensation Actually Paid
Net Income (in thousands)
$6,000,000
$5,000,000
$4,000,000
$3,000,000
$2,000,000
$1,000,000
$0
-$1,000,000
$200,000
$175,000
$150,000
$125,000
$100,000
$75,000
$50,000
$25,000
$0
-$25,000
-$50,000
-$75,000
2021
2022
2023
2024
2025
Compensation actually paid to PEO ($)
Average compensation actually paid to other NEOs ($)
Net Income ($)

The following graph compares the compensation actually paid to our PEO and the average of the compensation actually paid to our remaining NEOs with Adjusted EBITDA. The Company has chosen Adjusted EBITDA as the most important measure it uses in linking compensation to financial performance.

Titan International, Inc.	/	2026 Proxy Statement	38

Compensation of Named Executive Officers

Compensation Actually Paid Versus Adjusted EBITDA
$6,000,000
$5,000,000
$4,000,000
$3,000,000
$2,000,000
$1,000,000
$0
-$1,000,000
Compensation Actually Paid
$300,000
$275,000
$250,000
$225,000
$200,000
$175,000
$150,000
$125,000
$100,000
$75,000
$50,000
$25,000
$0
-$25,000
-$50,000
Adjusted EBITDA (in thousands)
2021
2022
2023
2024
2025
Compensation actually paid to PEO ($)
Average compensation actually paid to other NEOs ($)
Adjusted EBITDA ($)

TABULAR LIST OF MOST IMPORTANT FINANCIAL PERFORMANCE MEASURES
The following table presents the financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our PEO and other NEOs for 2025 to Company performance. The measures in this table are not ranked.

Adjusted EBITDA
Cash Flow
Working Capital Management

PAY VERSUS PERFORMANCE: CONCLUSION
The Compensation Committee believes in pay for performance and has structured the Company’s executive compensation to reward leaders when the Company is delivering strong results, taking into account all extenuating circumstances. The Company operates in a highly cyclical industry that is different from its peers and therefore an outright comparison to peer performance may not be reflective of the company executives’ strong performance, relative to the industry being in the trough of the current cycle. It is noteworthy that the Company delivered record results in TSR and Adjusted EBITDA, just prior to the current cyclical downtown, and in the current downturn, has delivered results that are above historical performances at troughs of prior cycles.

Titan International, Inc.	/	2026 Proxy Statement	39

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During 2025, Richard M. Cashin Jr., Max A. Guinn, Kim A. Marvin, Mark H. Rachesky, MD, and Anthony L. Soave served on the Compensation Committee. None of the persons who served on the Compensation Committee during 2025 was an officer or employee of the Company during 2025, or at any time has been an officer of the Company. In addition, none of the Company’s executive officers serves, or has served during the last completed year, as a member of the board of directors or compensation committee of any other entity that has or had one or more of its executive officers serving as a member of the Compensation Committee or the Board of Directors.

Titan International, Inc.	/	2026 Proxy Statement	40

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with Titan's management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC and in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
Members of the Compensation Committee:
•Richard M. Cashin, Jr., Chairman
•Max A. Guinn
•Kim A. Marvin
•Mark H. Rachesky, MD
•Anthony L. Soave

Titan International, Inc.	/	2026 Proxy Statement	41

CORPORATE GOVERNANCE
We recognize that strong corporate governance contributes to long-term shareholder value. We are committed to sound governance practices, including those described below.
INDEPENDENCE
The Board of Directors has determined that five of the Company's seven directors meet the independence requirements for directors set forth in the NYSE listing standards. The independent directors are: Richard M. Cashin Jr., Max A. Guinn, Mark H. Rachesky, MD, Anthony L. Soave, and Laura K. Thompson. The directors who are not independent are Paul G. Reitz, the President and Chief Executive Officer, and Maurice M. Taylor Jr., the Chairman of the Board and the Company's former Chief Executive Officer. Each of the directors serving on any of the Audit Committee, the Compensation Committee, the Corporate Governance Committee, and the Nominating Committee meets the independence requirements for directors serving on such committees under the standards of the NYSE. All directors are elected annually, and by majority vote.
By having a majority of independent directors serve on the Board, there are several key benefits to the Company:
•Bring an objective view in balancing the concerns of interested parties and ensure the Board acts in the best interests of the Company on issues such as strategy, performance, risk management, resources, key appointments, and standards of conduct.
•Safeguard and balance the concerns of all stakeholders and create a process of checks and balances on management and other directors.
•Establish suitable levels of compensation for the CEO and named executive officers.
•Chair the Audit, Compensation, Nominating and Corporate Governance Committees.
•Create an environment for innovation.
MEETINGS OF DIRECTORS
The independent directors of the Board of Directors meet, without the presence of any director who is not independent, for regularly scheduled sessions and at various other times throughout the year if deemed necessary. When the independent directors of the Board of Directors or respective committees thereof meet in executive session without management, a temporary chair is selected from among the directors present to preside at the executive session.
CHARTERS
The Company has adopted charters for each of its Audit, Compensation, Corporate Governance, and Nominating Committees (collectively, the Charters). The Charters are published on the Company's website: www.titan-intl.com. The Company will provide, without charge, copies of the Charters to any stockholder upon written request to the Corporate Secretary, Titan International, Inc., 1525 Kautz Road, Suite 600, West Chicago, Illinois, 60185.

Titan International, Inc.	/	2026 Proxy Statement	42

Corporate Governance
CORPORATE GOVERNANCE POLICIES AND CODE OF BUSINESS CONDUCT
The Company's Corporate Governance Policies and Code of Business Conduct are published on the Company's website: www.titan-intl.com. The Company will provide, without charge, a copies of the Corporate Governance Policies and Code of Business Conduct to any stockholder upon written request to the Corporate Secretary, Titan International, Inc., 1525 Kautz Road, Suite 600, West Chicago, Illinois, 60185.
INSIDER TRADING AND HEDGING POLICIES
The Company’s insider trading policy prohibits officers, directors and employees (each, a Covered Person) from entering into any hedging transactions relating to Titan securities, such as purchases on margin, short sales, short-term trading (including any transaction, the effect of which would be to sell Titan shares of stock purchased in the open market if the Covered Person holds the shares for less than six months), buying or selling put or call options, pledging Company shares of stock and other hedging transactions.
The Company included a link to its insider trading policy (filed with its 2024 Form 10-K) as an exhibit within the Company's Form 10-K filed with the SEC on February 26, 2026.
RISK OVERSIGHT
The Board oversees Titan’s overall risk management structure. Individual Board committees oversee certain risks related to their specific areas of responsibility. We have robust risk management processes throughout the Company.
COMMUNICATION WITH THE BOARD OF DIRECTORS
Stockholders or other interested parties may communicate directly with the Board of Directors, or any individual member or members of the Board of Directors, by sending correspondence in writing to its or their attention as follows: c/o Corporate Secretary, Titan International, Inc., 1525 Kautz Road, Suite 600, West Chicago, Illinois, 60185. Any written communication will be forwarded to the Board of Directors, or the specified member or members of the Board of Directors, for consideration.
DIRECTOR ATTENDANCE AT ANNUAL MEETINGS
Pursuant to the Company’s Corporate Governance Policies, members of the Board of Directors are expected to attend the Company’s Annual Meetings of Stockholders, whenever possible. The Company’s directors typically attend such annual meetings, and, in that regard, all directors attended the Annual Meeting of Stockholders for 2025.

Titan International, Inc.	/	2026 Proxy Statement	43

CORPORATE GOVERNANCE
INITIATIVES ON ESG
Titan continues its commitment to being a positive force in the lives of our employees, customers and in the communities where, they work and live. Since embarking on its environmental, social, and governance (ESG) journey in 2021, the Company has made significant progress in these areas by creating and updating numerous policies, as well as preparing new forms of monitoring and disclosing data on our operations. The Company continues to make advancements by engaging with like-minded partners and improving internal processes. The following are some of our most recent initiatives on ESG:

ENVIRONMENT
At all its facilities around the world, Titan strives to monitor and mitigate the impacts of its operation on the environment and to comply with all relevant regulations and legislation. In 2025, the Company implemented use of a leading compliance reporting tool to standardize and streamline carbon-related emissions. Titan continues to develop new environmental guidelines to outline, monitor, and standardize our approach and strategy regarding energy consumption, carbon emissions and waste. Finally, divisions of our Company continue to work with customers to integrate environmental considerations in new product designs.

SOCIAL
Titan is dedicated to ensuring that it partners with suppliers and vendors that share its ESG-related goals. The Company has maintained compliance as a signatory to the UN Global Compact since 2022 and remains focused on upholding its principles on human rights, labor, the environment, and anti-corruption through its internal policies, annual employee training, and third-party Supplier Code of Conduct. Additionally, the Company has made improvements to the onboarding and continuous monitoring of its third-party partners, which are currently being implemented across global operations.

GOVERNANCE
Titan believes that its corporate governance policies are effective in aligning the Company’s strategies and goals with those of its stakeholders while fostering appropriate accountability. The Company’s Board of Directors continues to maintain oversight of the Company’s ESG practices by reviewing and approving a series of new policies, expansion of existing policies and governing documents, to help ensure Titan’s practices are aligned with industry standards and best serve its stakeholders. The Company continues to refine processes and policies related to cybersecurity to better manage cybersecurity-related risk.

Titan International, Inc.	/	2026 Proxy Statement	44

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of the Common Stock by each person who is known by the Company to own beneficially more than 5% of the Company's Common Stock. As of the Record Date, 64,371,960 shares of the Company common stock were issued and outstanding.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number		Percent
AIPCT Intermediate Holdings I LLC 450 Lexington Avenue, 40th Floor New York, NY 10017	8,880,478	(a)	13.8%
BlackRock Inc. 55 East 52nd Street New York, NY 10055	7,014,919	(b)	10.9%
Donald Smith & Co., Inc. 152 West 57th Street, 29th Floor New York, NY 10019	3,491,649	(c)	5.4%
Dimensional Fund Advisors LP 6300 Bee Cave Road, Building One Austin, TX 78746	3,238,348	(d)	5.0%
(a) Based on the information contained in the Schedule 13D/A filed with the SEC on March 6, 2026 (the "AIP 13D") by AIPCT Intermediate Holdings I LLC, formerly known as Carlstar Intermediate Holdings I LLC (AIPCT Intermediate), AIPCT Holdings LLC (as the sole manager of AIPCT Intermediate, AIPCF V AIV C, LP, AIPCF V (Cayman), L.P. and AIPCF V (Cayman), Ltd (collectively, the “AIP Reporting Persons”). As reported in the AIP 13D, each AIP Reporting Person may be deemed to have shared voting and dispositive power over 8,880,478 shares of Common Stock held directly by AIPCT Intermediate.
(b) Based on information contained in a Schedule 13G/A related to BlackRock Inc. filed with the SEC on January 21, 2026. As reported in the Schedule 13G/A, BlackRock, Inc. has sole voting power with respect to 6,964,455 shares of Common Stock and sole dispositive power with respect to 7,014,919 shares of Common Stock. As set forth in the Schedule 13G/A, the interest of iShares Core S&P Small-Cap ETF to receive, or the power to direct, dividends or proceeds from the sale of the Common Stock beneficially owned by BlackRock, Inc. represented more than 5% of Titan’s outstanding Common Stock.
(c)    Based on information contained in a Schedule 13G related to Donald Smith & Co., Inc. filed with the SEC on February 11, 2026. As reported in the Schedule 13G, Donald Smith & Co., Inc. has aggregate beneficial ownership of 3,464,618 shares of Common Stock, representing sole voting power over 3,363,498 shares and sole dispositive power over 3,464,618 shares, and DSCO Value Fund, LP has sole voting and dispositive power over 27,031 shares.
(d)    Based on information contained in a Schedule 13G related to Dimensional Fund Advisors LP filed with the SEC on October 9, 2025. As reported in the Schedule 13G, Dimensional Fund Advisors LP has aggregate beneficial ownership of 3,238,348 shares of Common Stock, representing sole voting power over 3,148,855 shares and sole dispositive power over 3,238,348 shares.

Titan International, Inc.	/	2026 Proxy Statement	45

The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of the Record Date by (i) each director and nominee for director, (ii) each of the named executive officers, and (iii) all directors and executive officers as a group. The business address of each of the persons listed in the following table, except Dr. Rachesky, is c/o Titan International, Inc., 1525 Kautz Road, Suite 600, West Chicago, Illinois, 60185. The business address of Dr. Rachesky is c/o MHR Fund Management LLC, 1345 Avenue of the Americas, 42nd Floor, New York, NY 10105.

	Shares Beneficially Owned
Name	Number(a)		Percent
Anthony L. Soave	1,233,623	(b)	1.9%
Maurice M. Taylor Jr.	701,831		1.1%
Paul G. Reitz	537,658		*
Richard M. Cashin Jr.	462,781		*
Mark H. Rachesky, MD	307,358		*
Max A. Guinn	165,336		*
Laura K. Thompson	47,015		*
David A. Martin	307,188		*
Max R. Narancich	87,198		*
Anthony C. Eheli	76,424		*
All executive officers & directors as a group (10 persons)	3,926,412		6.1%
* Less than one percent
(a)    Except for voting powers held jointly with a person's spouse, represents sole voting and investment power unless otherwise indicated and includes unissued shares subject to options exercisable within 60 days after the Record Date, as follows: Dr. Rachesky, 40,000 shares; Mr. Soave, 60,000 shares, Mr. Cashin, 60,000 shares; Mr. Taylor, 49,200; all named executive officers and directors as a group, 209,200 shares.
(b)    Includes 5,000 shares of Common Stock beneficially owned by Brambleton Investments LLC, which is managed by a management company owned by Mr. Soave. Mr. Soave disclaims beneficial ownership of such securities in excess of his pecuniary interest.

Titan International, Inc.	/	2026 Proxy Statement	46

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about shares of Titan Common Stock authorized for issuance under Titan’s equity compensation plans, as of December 31, 2025:

	(i) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(ii) Weighted-average exercise price of outstanding options, warrants and rights	(iii) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (i)

Equity compensation plans approved by security holders	229,200	(a)	$10.55	2,377,091
Equity compensation plans not approved by security holders	—		—	—
Total	229,200		$10.55	2,377,091
(a)Amount includes outstanding stock options under the Incentive Plan.

Titan International, Inc.	/	2026 Proxy Statement	47

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Pursuant to the terms of its charter, the Audit Committee is responsible to approve and oversee any transaction between the Company and a any related party (as defined in Item 404 of Regulation S-K). The Audit Committee has established procedures for the approval of all related party transactions involving executive officers and directors. The Audit Committee reviews information pertaining to related party transactions, if any, that are provided to the Audit Committee, including disclosures in the director and officer questionnaires solicited by the Company on an annual basis. Quarterly, the Company’s Chief Financial Officer presents any related party transactions or series of transactions with directors or executive officers expected to exceed a certain amount to the Audit Committee for review and approval. The Audit Committee's review process includes the Audit Committee’s review of the underlying related party transaction documentation and the Audit Committee obtaining information regarding the business reasons for the transaction.
Since January 1, 2025, there has not been and there is not currently proposed, any transactions in which the Company is a participant involving any of our executive officers, Directors, beneficial owners of more than 5% of the Company’s common stock, or an immediate family member of any such person that are required to be described pursuant to Item 404(a) of SEC Regulation S-K.

Titan International, Inc.	/	2026 Proxy Statement	48

STOCKHOLDER PROPOSALS
Any proposal to be presented at the 2027 Annual Meeting of Stockholders must be received at the principal executive offices of the Company no later than December 29, 2026, in order to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to such Annual Meeting of Stockholders.
To be considered for presentation at the 2027 Annual Meeting, but not for inclusion in the Company’s proxy statement and form of proxy for that meeting, pursuant to Rule 14a-4(c)(1) under the Exchange Act, proposals must be received by March 14, 2027; provided, however, that in the event that the date of the 2027 Annual Meeting is changed by more than 30 days from the anniversary of this year’s meeting date, such a proposal must be received a reasonable time before the Company sends its proxy materials. Failure to notify the Company by that date would allow the Company’s proxy holders to use their discretionary voting authority (to vote for or against the proposal) when the proposal is raised at the 2027 Annual Meeting without any discussion of the matter being included in the Company’s proxy statement.
Any such proposals (regardless of whether such proposal is submitted for inclusion in the Company’s proxy materials) must comply in all respects with the rules and regulations of the SEC relating to stockholder proposals as well as the Company’s certificate of incorporation and bylaws, and it is suggested that proponents of any proposals submit such proposals to the Company sufficiently in advance of the applicable deadline by certified mail-return receipt requested.
Stockholders' proposals should be sent to: David A. Martin, SVP, Chief Transformation Officer and Company Secretary of Titan International, Inc., 1525 Kautz Road, Suite 600, West Chicago, Illinois, 60185. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Titan International, Inc.	/	2026 Proxy Statement	49

HOUSEHOLDING INFORMATION
Titan has adopted a procedure called "householding," which has been approved by the SEC. Under this procedure, Titan is delivering only one copy of the Notice of Internet Availability of Proxy Materials and, if applicable, only one copy of the Company's 2025 Annual Report to Stockholders, including its Form 10-K, for the year ended December 31, 2025, and this Proxy Statement to multiple stockholders sharing the same address, unless Titan has received contrary instructions from an affected stockholder. Stockholders that request to receive printed proxy materials and participate in householding will continue to receive separate proxy cards.
Stockholders sharing an address may contact Broadridge Financial Solutions, Inc. at 1-866-540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717 if they now receive (i) multiple printed copies of the Notice of Internet Availability of Proxy Materials or, if applicable, Titan’s Annual Report to stockholders, including its Form 10-K, and the Proxy Statement and wish to receive only one copy of these materials in the future or (ii) a single printed copy of the Notice of Internet Availability of Proxy Materials or, if applicable, Titan’s Annual Report to stockholders, including its Form 10-K, and the Proxy Statement and wish to receive separate copies of these materials in the future.

Titan International, Inc.	/	2026 Proxy Statement	50

COST OF PROXY SOLICITATION
The costs of solicitation of proxies will be borne by the Company. In addition to the use of the mail, proxies may be solicited personally or by telephone, facsimile or electronic mail, by directors, officers, or regular employees of the Company, without additional compensation. It is contemplated that brokerage houses, custodians, nominees, and fiduciaries will be requested to forward the soliciting material to the beneficial owners of the Company's Common Stock held of record by such persons and will be reimbursed by the Company for reasonable expenses incurred therewith.
We will retain Saratoga Proxy Consulting, LLC (“Saratoga”) to assist with communication to stockholders and the solicitation of proxies in connection with the Annual Meeting. We will pay Saratoga a fee of approximately $8,500 for these services, plus reimbursement for out-of-pocket costs.
By Order of the Board of Directors,

/s/ David A. Martin

David A. Martin
SVP, Chief Transformation Officer and Company Secretary
West Chicago, Illinois
April 29, 2026

Titan International, Inc.	/	2026 Proxy Statement	51

APPENDIX A - ADJUSTED EBITDA RECONCILIATION
The table below provides a reconciliation of net income (loss) to Adjusted EBITDA, a non-GAAP financial measure, for the twelve-month periods ended December 31, 2025, 2024, 2023, 2022 and 2021.

	Twelve months ended
	December 31,
(amounts in thousands)	2025	2024	2023	2022		2021

Net (loss) income	$(61,189)	$(3,590)	$83,706	$179,186		$49,891
Adjustments:
Provision for income taxes	49,891	11,861	26,042	23,167		1,149
Interest expense, excluding interest income	37,831	35,553	29,063	31,273		31,933
Depreciation and amortization	67,111	60,704	42,434	42,747		47,991
EBITDA	$93,644	$104,528	$181,245	$276,373		$130,964
Adjustments:
Foreign exchange loss (gain)	5,020	6,123	22,822	(927)		(12,020)
Loss on sale of Australian wheel business	—	—	—	10,890		—
Proceeds from government grant	—	—	—	(1,324)		—
Income on Brazilian indirect tax credits, gross	—	—	(475)	(32,043)		—
Loss on senior note repurchase	—	—	—	—		16,020
Loss from life insurance settlement	2,851	—	—	—		—
Restructuring charges	—	1,295	1,637	—		—
Carlstar transaction costs	—	6,196	—	—		—
Carlstar inventory fair value step-up	—	11,500	—	—		—
Loss on sale of investment	—	379	—	—		—
Gain on property insurance settlement	—	(1,913)	—	—		—
Adjusted EBITDA	$101,515	$128,108	$205,229	$252,969	$—	$134,964

Titan International, Inc.	/	2026 Proxy Statement	52

Titan International, Inc.
1525 Kautz Road, Suite 600
West Chicago, IL 60185
www.titan-intl.com

TITAN

TITAN INTERNATIONAL, INC.
ATTN: DAVID MARTIN
1525 KAUTZ RD.
SUITE 600
WEST CHICAGO, IL 60185

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 17, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/TWI2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 17, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V90345-P47276 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

TITAN INTERNATIONAL, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. To elect the following directors to serve for one-year terms and until their successors are elected and qualified:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Richard M. Cashin, Jr.
02) Max A. Guinn
03) Mark H. Rachesky, M.D.
04) Paul G. Reitz
05) Anthony L. Soave
06) Maurice M. Taylor, Jr.
07) Laura K. Thompson

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

The 2026 Annual Meeting will be held solely by means of remote communication (i.e., a virtual-only meeting).

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and the most recent CSR Report are available at www.proxyvote.com.

V90346-P47276

TITAN INTERNATIONAL, INC.
The Proxy is Solicited by the Board of Directors
for the Virtual Annual Meeting of Stockholders
to be held on Thursday, June 18, 2026 at 12:00 P.M. Central Daylight Time

The undersigned hereby constitutes and appoints Maurice M. Taylor, Jr. and David A. Martin, and either of them acting in the absence of the other, as attorneys with full power of substitution, with the powers the undersigned would possess if personally present, and authorizes them to represent and to vote, as designated and in accordance with their judgment upon any other matters properly presented at the Annual Meeting, all shares of Common Stock in TITAN INTERNATIONAL, INC., held of record by the undersigned at the close of business on April 22, 2026, at the Annual Meeting of Stockholders to be held on Thursday, June 18, 2026 and at any adjournments or postponements thereof and on all matters properly coming before the meeting.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 29, 2026, and hereby revokes any proxy or proxies heretofore given to vote at said meeting or any adjournments or postponements thereof.

This proxy will be voted as directed, if no direction is indicated, this proxy will be voted FOR the nominees listed in proposal 1 and FOR each of proposals 2 and 3. The persons designated as proxies will vote in their discretion on such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Continued and to be signed on reverse side